UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Church & Dwight Co., Inc.

2020	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey 08628

MEETING DATE: April 30, 2020

CHURCH & DWIGHT CO., INC.

LOCATION OF THE MEETING CHURCH & DWIGHT CO., INC. Princeton South Corporate Park 500 Charles Ewing Boulevard Ewing, New Jersey 08628 USA (609) 806-1200 www.churchdwight.com

Notice of Annual Meeting of Stockholders to be held Thursday, April 30, 2020.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held at Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628 on Thursday, April 30, 2020 at 12:00 p.m., Eastern Daylight Time, to consider and take action on the following:

1.	Election of five nominees to serve as directors for a term of one year;

2.	An advisory vote to approve compensation of our named executive officers;

3.

A proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to give holders of 25% of Company stock that meet certain requirements the right to request a special meeting;

4.	A proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to eliminate certain supermajority voting requirements to amend certain of its provisions;

5.

A proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to move certain advance notice requirements with respect to director nominees and other proposals submitted by stockholders to the Company’s Bylaws (such requirements to be updated);

6.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020; and

7.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 3, 2020 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

We currently intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. We may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take any of these steps, we will announce the decision to do so in advance by issuing a press release and filing Definitive Additional Materials with the SEC along with notice of the changes to the Annual Meeting. Details on any changes to our Annual Meeting location or how to participate by remote communication will be available at https://materials.proxyvote.com/171340 and www.investor.churchdwight.com. If you are planning to attend our meeting, please check for any updates two business days prior to the meeting date. We encourage you to vote your shares prior to the Annual Meeting. You or your proxyholder could participate, vote, and examine our stockholder list at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/CHD2020 and using your 16-digit control number, but only if the meeting is not held in person.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy. You may vote your proxy four different ways: by mail, via the Internet, by telephone, or in person at the meeting. Please refer to detailed instructions included herein or with the Notice Regarding the Availability of Proxy Materials.

By Order of the Board of Directors, PATRICK D. DE MAYNADIER Corporate Secretary

Ewing, New Jersey

March 20, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 30, 2020: The Notice of Annual Meeting, Proxy Statement and 2019 Annual Report to Stockholders are available at: https://materials.proxyvote.com/171340.

Church & Dwight Co. | 2020 Proxy Statement

STOCK OPTION GRANT PRACTICES	50
STOCK OWNERSHIP, TRADING GUIDELINES AND SHORT SALE, HEDGING AND PLEDGING POLICIES	50
ONGOING AND POST-EMPLOYMENT COMPENSATION	51
SAVINGS AND PROFIT SHARING PLAN FOR SALARIED EMPLOYEES	52
EXECUTIVE DEFERRED COMPENSATION PLAN	52
CHANGE IN CONTROL AND SEVERANCE AGREEMENTS	52
ACCOUNTING AND TAX CONSIDERATIONS	53
SAY-ON-PAY VOTE	54
ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS	54
ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION	54
ROLE OF INDEPENDENT COMPENSATION CONSULTANT	54

COMPENSATION & ORGANIZATION COMMITTEE REPORT	55

2019 SUMMARY COMPENSATION TABLE	56

2019 GRANTS OF PLAN-BASED AWARDS	58

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	59

2019 OPTION EXERCISES AND STOCK VESTED	61

2019 NONQUALIFIED DEFERRED COMPENSATION	62

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	63
CHANGE IN CONTROL AND SEVERANCE AGREEMENTS	63
VESTING PROVISIONS PERTAINING TO STOCK OPTIONS AND RESTRICTED STOCK UPON A CHANGE IN CONTROL	64
TABLE OF BENEFITS UPON TERMINATION EVENTS	65

CEO PAY RATIO	68

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2019	69

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	70

PROPOSAL 3: PROPOSAL TO AMEND AND RESTATE THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO GIVE HOLDERS OF 25% OF COMPANY STOCK THE RIGHT TO REQUEST A SPECIAL MEETING	71

PROPOSAL 4: PROPOSAL TO AMEND AND RESTATE THE COMPANY’S CERTIFICATE OF INCORPORATION TO ELIMINATE CERTAIN SUPERMAJORITY REQUIREMENTS TO AMEND CERTAIN OF ITS PROVISIONS	74

PROPOSAL 5: PROPOSAL TO AMEND AND RESTATE THE COMPANY’S CERTIFICATE OF INCORPORATION TO MOVE THE ADVANCE NOTICE REQUIREMENTS TO THE COMPANY’S BYLAWS (SUCH REQUIREMENTS TO BE UPDATED)	76

PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	79

HOUSEHOLDING OF PROXY MATERIALS	80

OTHER BUSINESS	81

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES	82

ANNUAL REPORT AND FORM 10-K	83

APPENDIX A	84

APPENDIX B	89

Church & Dwight Co. | 2020 Proxy Statement

SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights important information you will find in this proxy statement. This summary does not contain all of the information you should consider. You should read the complete proxy statement and our 2019 Annual Report before voting.

In this proxy statement, the words “Church & Dwight,” “Company,” “we,” “our,” “ours,” and “us” and similar terms refer to Church & Dwight Co., Inc. and its consolidated subsidiaries.

2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, April 30, 2020 at 12:00 p.m., Eastern Daylight Time

Place:	Church & Dwight Co., Inc. Princeton South Corporate Park 500 Charles Ewing Boulevard Ewing, New Jersey 08628

Directions:	Directions to the Annual Meeting are included at the end of this proxy statement

Record Date:	March 3, 2020

We currently intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. We may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take any of these steps, we will announce the decision to do so in advance by issuing a press release and filing Definitive Additional Materials with the SEC along with notice of the changes to the Annual Meeting. Details on any changes to our Annual Meeting location or how to participate by remote communication will be available at https://materials.proxyvote.com/171340 and www.investor.churchdwight.com. If you are planning to attend our meeting, please check for any updates two business days prior to the meeting date. We encourage you to vote your shares prior to the Annual Meeting. You or your proxyholder could participate, vote, and examine our stockholder list at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/CHD2020 and using your 16-digit control number, but only if the meeting is not held in person.

VOTING MATTERS AND BOARD OF DIRECTORS RECOMMENDATIONS

Proposals		Board Recommendation	Vote Required

1.	Election of five nominees to serve as directors for a term of one year each	FOR EACH NOMINEE	Majority of votes cast

2.	Advisory vote to approve the compensation of our named executive officers	FOR	Majority of votes present and entitled to vote

3.	Proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to give holders of 25% of Company stock the right to request a special meeting	FOR	Majority of votes outstanding and entitled to vote

4.	Proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to eliminate certain supermajority voting requirements to amend certain of its provisions	FOR	Two-thirds of votes outstanding and entitled to vote

5.	Proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to move certain advance notice requirements to the Company’s Bylaws	FOR	Majority of votes outstanding and entitled to vote

6.	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Accounting Firm for 2020	FOR	Majority of votes present and entitled to vote

Church & Dwight Co. | 2020 Proxy Statement	1

SUMMARY

James R. Craigie, Bradley C. Irwin, Penry W. Price, Janet S. Vergis and Arthur B. Winkleblack are the nominees to serve as members of the Company’s Board of Directors (“Board” or “Board of Directors”) until our 2021 Annual Meeting of Stockholders. As previously disclosed, after more than two decades of dedicated service to the Board, Robert D. LeBlanc has decided to retire from the Board as of the close of the Annual Meeting and is not standing for re-election at the Annual Meeting. Upon the recommendation of the Governance & Nominating Committee, the Board has decided that it will temporarily decrease the size of the Board from 10 to nine directors, effective as of the close of the Annual Meeting. The Governance & Nominating Committee is currently conducting a retained search for Mr. LeBlanc’s replacement. When a suitable candidate is identified, we expect that the Board will increase the size of the Board back to 10 directors and the candidate will be elected to the Board by the Board to fill the resulting vacancy. The new director, along with all other Board members, will serve until our 2021 Annual Meeting of Stockholders. Detailed information about all of our directors’ and director nominees’ backgrounds and areas of expertise can be found beginning on page 10.

				Committees

Name	Position	Director Since	Independent	Audit	Compensation and Organization	Governance and Nominating	Executive

James R. Craigie	Former Chairman and Retired President and Chief Executive Officer, Church & Dwight Co., Inc.	2007	X

Bradley C. Irwin	Retired President and Chief Executive Officer, Welch Foods, Inc.	2006	X		X	X	X

Penry W. Price	Vice President, Marketing Solutions, LinkedIn Corporation	2011	X	X	X

Janet S. Vergis	Former Executive Advisor for private equity firms	2014	X	X		X

Arthur B. Winkleblack	Retired Executive Vice President and Chief Financial Officer of HJ Heinz Company	2008	X		Chair		X

2	Church & Dwight Co. | 2020 Proxy Statement

SUMMARY

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies. We believe that the following practices and policies contribute to our strong governance profile:

Director Independence	◾	9 of 10 directors are independent under the NYSE listing standards
	◾	3 fully independent Board committees: Audit, Compensation & Organization, and Governance & Nominating
	◾	Independent Lead Director presides over executive sessions of the Board and facilitates communication with the independent directors

Board Accountability	◾	Our directors are subject to “majority voting”, and each incumbent director nominee submits, prior to the Annual Meeting, an irrevocable resignation in writing that our Board of Directors may accept if a majority of stockholders do not re-elect the director in an uncontested election

	◾	Annual election of directors starting in 2021

Board Leadership	◾	Annual assessment and determination of Board leadership structure
	◾	Annual appointment of independent Lead Director when Chairman/Chief Executive Officer (“CEO”) roles are combined or when the Chairman is not independent (or when the Board otherwise determines appropriate)
	◾	Lead Director has strong role and significant governance duties, including approval of Board agendas and chairing executive sessions of all independent directors

Board Evaluation and Effectiveness	◾	Annual Board, Committee, and individual director evaluations

Board Refreshment	◾	Board members submit resignation letters effective upon the election of their successor following their 72nd birthday (the Board may waive this requirement if in the best interest of stockholders)
	◾	Annual review of board succession plans

Director Engagement	◾	Each director attended at least 75 percent of the aggregate number of meetings held by the Board and all Committees of the Board on which such director served in 2019
	◾	Board policy limits director membership to four other public company boards (without the approval of the Governance & Nominating Committee)
	◾	Stockholder ability to contact directors (as described beginning on page 21)

Director Access	◾	Significant interaction with the Company’s senior business leaders through regular business reviews
	◾	Directors have direct access to senior management and other employees
	◾	Directors have authorization to hire outside experts and consultants and to conduct independent investigations

Proxy Access	◾	Our Bylaws provide for proxy access by stockholders

Removing supermajority voting for amendments to governing documents	◾ ◾	No supermajority requirement for shareholders to amend Bylaws Proposal to remove supermajority voting for amendments to Amended and Restated Certificate of Incorporation

Clawback and Anti- Hedging Policies	◾	Clawback policy permits the Company to recoup certain compensation payments and grants, under the Company’s annual incentive plans, to the extent required by law or if otherwise agreed upon with the recipient. Insider trading policy prohibits non-employee directors, and employees from engaging in any pledging, short sales, or hedging involving Company stock

Share Ownership	◾	CEO is required to hold shares equivalent to 6x base salary
	◾	CFO is required to hold shares equivalent to 3x base salary
	◾	All other senior executives are required to hold shares equivalent to 2.5x base salary
	◾	Directors are required to hold shares equivalent to 5x the standard annual retainer

Compensation Practices	◾	Target compensation opportunities are competitive in markets in which we compete for management talent
	◾	Use of short-term and long-term incentives ensure a strong connection between Company performance and actual compensation realized
◾ ◾

No excise tax gross-ups for change-in-control payments

Our named executive officers will not receive cash severance, nor will equity granted after July 30, 2019 vest in the event of a change-in-control unless accompanied by a qualifying termination of the named executive officer

	◾	No defined pension benefit plan or similarly actuarially valued pension plan for executives
	◾	Limited perquisites
	◾	Repricing of stock options is prohibited without prior stockholder approval
	◾	Our Annual Incentive Plan utilizes four diverse metrics to avoid over-emphasis on any one measure

Church & Dwight Co. | 2020 Proxy Statement	3

PROXY STATEMENT

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628

(609) 806-1200

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our Board for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 30, 2020 and at any adjournments thereof.

Who Can Vote

Each holder of record of our common stock at the close of business on March 3, 2020 is entitled to vote at the Annual Meeting. At the close of business on March 3, 2020, there were 245,776,372 shares of our common stock outstanding.

Distribution of Proxy Solicitation and Other Required Annual Meeting Materials

The rules of the Securities and Exchange Commission (“SEC”) allow us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Stockholders may access these materials and vote over the Internet or by telephone or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the Annual Meeting. We began mailing the required notice, called a Notice Regarding Availability of Proxy Materials (“Notice”), to stockholders on or about March 20, 2020. The proxy materials have been posted on the Internet, at https://materials.proxyvote.com/171340. If you received a Notice by mail, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

How You Can Vote

You may vote by any of the following methods:

•

In person.    Stockholders of record and beneficial stockholders with shares held in street name (held in the name of a broker or other nominee) may vote in person at the Annual Meeting. If you hold shares in street name, you must obtain a legal proxy from your broker or other nominee to vote in person at the Annual Meeting.

•	By telephone or via the Internet. You may vote by proxy, either by telephone or via the Internet, by following the instructions provided in the Notice, proxy card, or voting instruction card.

•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you vote by telephone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, and returned a proxy card by mail.

How You May Revoke or Change Your Vote

You have the power to change or revoke your proxy at any time before it is voted at the Annual Meeting as follows:

•

Stockholders of record.    You may change or revoke your vote by submitting a written notice of change or revocation to our Secretary at the address listed above or by submitting another timely vote (including a vote via the Internet or by telephone). For all methods of voting, the last vote cast will supersede all previous votes.

4	Church & Dwight Co. | 2020 Proxy Statement

PROXY STATEMENT

•	Beneficial owners. You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

•

Savings and Profit Sharing Plan participants.    You may change or revoke your voting instructions by April 27, 2020, by either revising your instructions via the Internet, by telephone, or by submitting to the trustee of the Savings and Profit Sharing Plan either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Required Vote

You are entitled to cast one vote for each share of common stock you own on March 3, 2020, the record date. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Our Bylaws provide for majority voting in uncontested director elections. As a result, at the Annual Meeting, directors will be elected by the affirmative vote of a majority of the votes cast (in person or by proxy) in an uncontested election. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker “non-votes” are not counted as votes for or against a nominee. If you “abstain” from voting with respect to director nominees, your shares will be counted for purposes of a quorum but will have no effect on the election of the nominees. All of our director nominees are currently serving on our Board of Directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on our Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines (“Corporate Governance Guidelines”), each incumbent director nominee submits, prior to the Annual Meeting, a contingent resignation that our Board of Directors may accept if stockholders do not re-elect the director. If a director is not re-elected by our stockholders, the Governance & Nominating Committee would make a recommendation to our Board of Directors on whether to accept or reject the resignation of that director, or whether to take other action. Our Board of Directors would act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Our proposal to amend and restate our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) for purposes of giving holders of 25% of Company stock the right to request a special meeting requires the affirmative vote of the majority of our outstanding shares of common stock entitled to vote at the Annual Meeting. Our proposal to amend and restate our Certificate of Incorporation to eliminate certain supermajority voting requirements to amend certain of its provisions requires the affirmative vote of two-thirds or more of our outstanding shares of common stock entitled to vote at the Annual Meeting (meaning that of the outstanding shares of common stock, two-thirds of them must be voted “for” the proposal for it to be approved). Our proposal to amend and restate the Certificate of Incorporation to move certain advance requirements with respect to director nominees and other proposals submitted by stockholders to the Company’s Bylaws (“Bylaws”) requires the affirmative vote of the majority of our outstanding shares of common stock entitled to vote at the Annual Meeting. Brokers will not have discretionary voting authority to vote on these proposals, and abstentions and broker “non-votes” will have the same effect as a vote against these proposals. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the majority of votes represented at the meeting (in person or by proxy) and entitled to vote on the matter. An abstention will have the same effect as a vote against with respect to the advisory vote on the compensation of our named executive officers and the ratification of our independent registered public accounting firm for 2020. Brokers will not have discretionary authority to vote on the election of our directors or the advisory vote on the compensation of our named executive officers, and a broker “non-vote” is not counted for purposes of voting on these matters.

Church & Dwight Co. | 2020 Proxy Statement	5

PROXY STATEMENT

How Shares Will be Voted

Stockholders of record.    If you are a stockholder of record and you:

•	indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares FOR the election of the nominees described in this proxy statement, FOR the compensation of our named executive officers, FOR the amendment of our Certificate of Incorporation to provide stockholders the right to request a special meeting, FOR the amendment of our Certificate of Incorporation to eliminate certain supermajority voting requirements, FOR the amendment of our Certificate of Incorporation to move certain advance notice requirements to the Company’s Bylaws and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Beneficial owners.    If you hold shares in street name (in the name of a broker or other nominee), you must give instructions to your bank or broker on how you would like your shares to be voted. Under applicable New York Stock Exchange (“NYSE”) rules, your bank or broker has discretion to vote on “routine” matters, such as the ratification of the appointment of an independent registered public accounting firm, but does not have discretion to vote on “non-routine” matters, such as the election of directors, the proposal to approve the compensation of our named executive officers, or the proposals to amend our Certificate of Incorporation. Thus, if a bank or broker holds your shares and you do not instruct the bank or broker how to vote on the election of directors, on the proposal related to the advisory vote on compensation of our named executive officers, or on the proposals to amend our Certificate of Incorporation, no votes will be cast on your behalf.

Savings and Profit Sharing Plan participants.    If you participate in the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees or the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Hourly Employees (the “Plans”), you may have voting rights regarding shares of our common stock credited to your account in the Plans. In order to permit the trustee to tally and vote the shares held in the Plans (“Plan Shares”), your instructions, whether by Internet, by telephone, or by proxy card, must be submitted on or prior to April 27, 2020. If you do not instruct the trustee how to vote, your Plan Shares will be voted by the trustee in the same proportion that it votes Plan Shares for those accounts in the Plans for which it did receive timely voting instructions. The proportional voting policy is detailed under the terms of the Plans and the associated trust agreements.

Other matters.    Our Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Who can attend the Annual Meeting

Only stockholders as of the record date, March 3, 2020, or duly appointed proxies, may attend the Annual Meeting. No guests will be allowed to attend the Annual Meeting.

In accordance with Delaware law, for the 10 days prior to our annual meeting, a list of registered holders entitled to vote at our Annual Meeting will be available for inspection in our offices at Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628. The list will also be available at our Annual Meeting. If we were to hold our Annual Meeting virtually, the list of registered holders would be available electronically during the Annual Meeting through the virtual meeting website at www.virtualshareholdermeeting.com/CHD2020.

6	Church & Dwight Co. | 2020 Proxy Statement

PROXY STATEMENT

What do I need to attend the Annual Meeting and when should I arrive

The Annual Meeting will be held at Church & Dwight’s Headquarters, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628. Admission to the Annual Meeting will begin at 11:00 a.m., Eastern Daylight Time.

In order to be admitted to the Annual Meeting, you should:

•	arrive shortly after 11:00 a.m., Eastern Daylight Time, to ensure that you are seated by the commencement of the Annual Meeting at 12:00 p.m., Eastern Daylight Time;

•	be prepared to comply with security requirements, which may include security guards searching all bags, among other security measures;

•

leave your camera at home because cameras, transmission, broadcasting, and other recording devices will not be permitted in the meeting room (and we will ask that smart phones be turned off during the meeting); and

•

bring photo identification, such as a driver’s license, and proof of ownership of our common stock on the record date, March 3, 2020. If you are a holder of record, the top half of your proxy card or your Notice of Availability is your admission ticket. If you hold your shares in street name, a recent brokerage statement or a letter from your bank, broker, trustee, or other nominee are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank, trustee, or other nominee that holds your shares of common stock.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to the Annual Meeting.

We currently intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. We may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take any of these steps, we will announce the decision to do so in advance by issuing a press release and filing Definitive Additional Materials with the SEC along with notice of the changes to the Annual Meeting. Details on any changes to our Annual Meeting location or how to participate by remote communication will be available at https://materials.proxyvote.com/171340 and www.investor.churchdwight.com. If you are planning to attend our meeting, please check for any updates two business days prior to the meeting date. We encourage you to vote your shares prior to the Annual Meeting.

Costs of Solicitation

Solicitation of proxies on our behalf may be made by our directors or employees by mail, in person, and by telephone. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies for a fee estimated not to exceed $7,500 plus out-of-pocket expenses. We will pay all costs of the solicitation and will indemnify D.F. King against liabilities relating to or arising from their proxy solicitation services conducted on our behalf, other than those resulting from D.F. King’s willful misconduct or gross negligence. We also will reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding Notices and proxy materials to beneficial owners.

Church & Dwight Co. | 2020 Proxy Statement	7

PROPOSAL 1

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation has historically provided for the division of our Board of Directors into three classes, with the directors in each class serving for a term of three years. At our 2018 Annual Meeting, our stockholders approved, and the Company adopted, an amendment to our Certificate of Incorporation to provide for the phased-in transition to the annual election of our Board of Directors. This year, five directors will stand for election for one-year terms on our Board of Directors. In 2021 all directors will stand for election for one-year terms. Our Board of Directors currently consists of 10 members. As previously disclosed, after more than two decades of dedicated service to the Board, Robert D. LeBlanc has decided to retire from the Board as of the close of the Annual Meeting and is not standing for re-election at the Annual Meeting. Upon the recommendation of the Governance & Nominating Committee, the Board has decided that it will temporarily decrease the size of the Board from 10 to nine directors, effective as of the close of the Annual Meeting. The Governance & Nominating Committee is currently conducting a retained search for Mr. LeBlanc’s replacement. When a suitable candidate is identified, we expect that the Board will increase the size of the Board back to 10 directors and the candidate will be elected to the Board by the Board to fill the resulting vacancy. The new director, along with all other Board members, will serve until our 2021 Annual Meeting of Stockholders. The current terms of four of our directors not up for election at this year’s Annual Meeting expire in 2021.

At the Annual Meeting, five directors will be elected to serve until the 2021 Annual Meeting, in each case, until their successors are elected and qualified. Our Board of Directors has nominated James R. Craigie, Bradley C. Irwin, Penry W. Price, Janet S. Vergis, and Arthur B. Winkleblack, all of whom currently serve as members of our Board of Directors. All nominees have agreed to be named in this proxy statement and to serve if elected.

SKILLS AND QUALIFICATIONS OF OUR BOARD OF DIRECTORS

Our Board of Directors, with support and recommendations from the Governance & Nominating Committee, oversees the composition and succession of its members. To this end, at least once a year, in connection with the Board’s annual evaluation, itself, its committees, and each director, each director’s performance, skills, qualifications and future plans, including any retirement objectives, are evaluated. As part of that evaluation, our Governance & Nominating Committee identifies areas of overall strength and opportunities for improvement with respect to the Board’s and its committees’ composition.

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PROPOSAL 1

Our directors, including our director nominees, possess relevant experience, skills and qualifications that contribute to a well-functioning board. Our Corporate Governance Guidelines provide that the Board should consider whether individual directors possess the following personal characteristics: integrity, education, commitment to the Board, business judgment, business experience, accounting and financial expertise, diversity (which may include differences of viewpoint, professional experience, education, skills, race, gender, national origin or other individual qualities and attributes that contribute to board heterogeneity), reputation, civic and community relationships, high performance standards and the ability to act on behalf of stockholders. Additionally, the skills and experiences that the Board seeks in evaluating its composition, and which inform Board succession planning and director nomination processes, as well as the individual experiences, skills and characteristics of our Board members are highlighted in the following matrix:

Accounting + Finance 3.6	Senior Management 4.8

M&A/Business Development 4.5	Risk Management 3.7

CPG Industry 4.0	Cybersecurity/information technology 3.8

R&D/Innovation 3.5	Disruptive Innovation 3.6

Traditional Marketing & Sales 4.5	Strategy Development 4.8

Public Company Governance 3.9	International 3.8

Supply chain 3.6	Digital Marketing & Sales 3.4

Compensation/Human Resources 4.0

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PROPOSAL 1

The rating for each skill presented above represents the average of self-ratings for all directors, expressed on a scale of 1 to 5, with the score for each director corresponding to the following ratings:

RATING KEY

1	Has insufficient experience and understanding

2	Has some knowledge and experience

3	Can hold their own with proper briefing

4	Has strong knowledge and experience

5	This is a top personal strength and core competency

The rating for each skill presented above is intended as a summary and is not an exhaustive list of the qualifications or contributions to the Board. Further biographical information about our directors, including our director nominees, is set forth below.

The Governance & Nominating Committee and our Board of Directors believe that the nominees listed below and the directors continuing in office collectively possess these attributes, which, together with their respective experience described in the biographical summaries below, make each nominee or director, as applicable, well qualified to serve on our Board of Directors.

We do not anticipate that any of the nominees will become unavailable to serve as a director for any reason. However, if any of them becomes unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by our Board of Directors, unless our Board of Directors determines to reduce the number of directors in the relevant class.

Your Board of Directors unanimously recommends a vote FOR all of the following nominees.

Information concerning the nominees and continuing members of our Board of Directors is provided below:

Standing for Election for Term Expiring in 2021

JAMES R. CRAIGIE
Director since 2004 Independent Age: 66

Professional Experience

Mr. Craigie was our non-executive Chairman from January 2016 to May 2019. From May 2007 to January 2016, he was our Chairman, President and Chief Executive Officer. From July 2004 through May 2007, he was our President and Chief Executive Officer. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. From 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy.

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PROPOSAL 1

Other Boards and Appointments

Mr. Craigie currently serves as a member of the Boards of Directors of Bloomin’ Brands, Inc., a casual dining company, Newell Brands, a leading global consumer goods company, and the New York Regional Board of UNICEF and is an Advisory Board member of Cove Hill Partners, LLC. From November 2006 to May 2014, he was a member of the Board of Directors of Meredith Corporation, a media and marketing company and from September 2013 to December 2017, Mr. Craigie was a member of the Board of Directors of TerraVia Holdings, Inc., a renewable oil and bioproducts company.

Director Qualifications

Mr. Craigie’s intimate knowledge of our Company, gained through over 10 years of service as our Chief Executive Officer, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning, and senior management personnel matters. In addition, his leadership in connection with several of our acquisitions and dispositions, together with his stewardship over the sale of several businesses at Spalding Sports Worldwide, underscore his strong ability to evaluate business combination and disposition opportunities. Mr. Craigie’s experience as a member of other public company boards and their committees enables him to provide valuable insights into our corporate governance and risk management.

BRADLEY C. IRWIN
Lead Director since 2020 Director since 2006 Independent Age: 61 ◾ Compensation & Organization Committee ◾ Governance & Nominating Committee ◾ Executive Committee

Professional Experience

Mr. Irwin retired in December 2018 as President and Chief Executive Officer of Welch Foods Inc., a global processor and marketer of juices and jams, where he served in that capacity since February 2009. Mr. Irwin was President of Cadbury Adams North America LLC, the North American confectionery business unit of Cadbury Schweppes plc. (“Cadbury Schweppes”), from June 2007 through November 2008. From April 2003 through June 2007, Mr. Irwin was President of Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes. Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes, from May 2000 through April 2003. From 1980 through 1999, Mr. Irwin served in various capacities for The Procter & Gamble Company.

Director Qualifications

Mr. Irwin’s more than 30 years of experience in the consumer products industry, including his service in executive capacities at large multinational public companies that market products in the same categories as some of our products, enables him to provide valuable insights into a wide variety of matters relating to our operations. These matters include, among others, strategic planning, risk assessment, and international operations.

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PROPOSAL 1

PENRY W. PRICE
Director since 2011 Independent Age: 51 ◾ Audit Committee ◾ Compensation & Organization Committee

Professional Experience

Mr. Price has been the Vice President, Marketing Solutions of LinkedIn Corporation (a subsidiary of Microsoft Corporation) since October 2013. From June 2011 through October 2013, he was President of Dstillery, Inc., a marketing technology company formerly known as Media6Degrees, LLC. From June 2004 through June 2011, he served in various capacities at Google, Inc., a provider of Internet-related products and services, the last of which was Vice President, Agency Sales and Partnerships, Worldwide. From July 2000 through June 2004, Mr. Price served as Sales Director of Wenner Media, LLC, a company engaged in the publication of magazines and production of radio and television programs, where he was principally responsible for revenue generation and strategic partnerships.

Other Boards and Appointments

Mr. Price was a member of the Board of Directors of Dstillery, Inc. from September 2013 until September 2014.

Director Qualifications

Mr. Price’s extensive experience as a senior executive in companies specializing in digital marketing, advertising, and social networks enables him to provide valuable perspectives on our marketing initiatives and strategies, including the use of social media and digital technology to reach new consumers.

JANET S. VERGIS
Director since 2014 Independent Age: 55 ◾ Audit Committee ◾ Governance & Nominating Committee

Professional Experience

Ms. Vergis served as an Executive Advisor for private equity firms from January 2013 to December 2019, where she identified and evaluated healthcare investment opportunities. From January 2011 to August 2012, she was the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company dedicated to oral health, where she led that company’s successful turnaround and its subsequent sale. From 2004 to 2009, Ms. Vergis served as President of Janssen Pharmaceuticals, McNeil Pediatrics and Ortho-McNeil Neurologics. From 1988 to

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PROPOSAL 1

2004, she served in various positions of increasing responsibility in executive leadership, research and development, new product development, sales, and marketing with Johnson & Johnson and its subsidiaries.

Other Boards and Appointments

Ms. Vergis is currently a member of the Board of Directors of MedDay Pharmaceuticals, a biotechnology company that develops drugs for nervous system disorders and Dentsply Sirona, the world’s largest manufacturer of professional dental solutions. She was also a member of the Board of Directors of OraPharma, Inc., Lumara Health, and Amneal Pharmaceuticals, Inc. from 2011 to 2012, 2013 to 2014 and 2015 to 2019, respectively.

Director Qualifications

Ms. Vergis’ more than 30 years of pharmaceutical leadership experience, together with her extensive background in research and development, new product development (including products regulated by the U.S. Food and Drug Administration), sales, and marketing, combined with her focus in the areas of oral health and women’s health, enable her to provide important perspectives to our Board of Directors on a range of matters relating to our operations.

ARTHUR B. WINKLEBLACK
Director since 2008 Independent Age: 62 ◾ Chair, Compensation & Organization Committee ◾ Executive Committee

Professional Experience

Mr. Winkleblack retired in June 2013 as Executive Vice President and Chief Financial Officer of the HJ Heinz Company, a global packaged food manufacturer, where he had served in such capacity since January 2002. From 1999 through 2001, Mr. Winkleblack was Acting Chief Operating Officer, Perform.com, and Chief Executive Officer, Freeride.com, at Indigo Capital. Earlier in his career, Mr. Winkleblack held senior finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment Corporation, AlliedSignal, Inc., and PepsiCo, Inc. Mr. Winkleblack also provided financial and capital markets consulting services to Ritchie Brothers Auctioneers (“RBA”), an industrial auctioneer, from 2014 to 2019. He served as the Senior Advisor to RBA’s CEO, Ravichandra K. Saligram, who also serves on our Board of Directors.

Other Boards and Appointments

Mr. Winkleblack currently serves as a member of the Board of Directors of The Wendy’s Company, a global quick service restaurant company and Aramark, a global provider of food, facility and uniform services. He was a member of the Board of Directors of RTI International Metals, Inc., an NYSE-listed company specializing in advanced titanium products for the aerospace, defense and medical device markets and Performance Food Group, a company specializing in the distribution of food and food-related products to customers throughout the United States, from 2013 to 2015 and 2015 to 2019, respectively.

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PROPOSAL 1

Director Qualifications

Mr. Winkleblack’s substantial executive experience across a broad range of industries enables him to provide our Board of Directors with knowledgeable perspectives on strategic planning, international operations, and mergers and acquisitions. In addition, his nearly 12 years of experience as the Chief Financial Officer of a large, multinational, consumer goods company enables him to bring important perspectives to our Board of Directors on performance management, business analytics, finance and capital structure, compliance, information technology, risk management, public company reporting, and investor relations.

Continuing Directors

Current Term Expires in 2021

MATTHEW T. FARRELL
Chairman since 2019 Director since 2016 Non-Independent Age: 63 ◾ Executive Committee

Professional Experience

Mr. Farrell has been our Chairman since May 2019 and President and Chief Executive Officer since January 2016. From November 2014 to December 2015, he was our Executive Vice President, Chief Operating Officer, and Chief Financial Officer, prior to which he served as our Executive Vice President, Finance and Chief Financial Officer since May 2007. From September 2006 through May 2007, he was our Vice President and Chief Financial Officer. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma Inc. from April 2002 through August 2006. From July 2000 through April 2002, he served as Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 through June 2000, he held various senior financial positions at AlliedSignal Inc.

Other Boards and Appointments

Mr. Farrell currently serves as a member of the Board of Directors of Lydall, Inc., a supplier of engineered thermal, acoustical, and filtration products.

Director Qualifications

Mr. Farrell’s intimate knowledge of our Company, gained through over 13 years of executive service as our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, combined with his four years of experience as the Chief Financial Officer of a pharmaceutical company and many years of experience in other finance and investor relations roles at large multinational companies, enable him to provide important insights and leadership to us and our Board of Directors regarding our operations, including marketing, strategic planning, mergers and acquisitions, finance and capital structure, performance management, business analytics, compliance, risk management, public company reporting and governance, and investor relations.

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PROPOSAL 1

RAVICHANDRA K. SALIGRAM
Director since 2006 Independent Age: 63 ◾ Chair, Governance & Nominating Committee ◾ Executive Committee

Professional Experience

Mr. Saligram has been the President and Chief Executive Officer and a member of the Board of Directors of Newell Brands, a leading global consumer goods company, since October 2019. Prior to that, Mr. Saligram was the Chief Executive Officer and a member of the Board of Directors of Ritchie Bros. Auctioneers Incorporated, the world’s largest industrial equipment auctioneer, since July 2014. From November 2010 through November 2013, he served as the Chief Executive Officer, President, and a member of the Board of Directors of OfficeMax Incorporated, a company engaged in business-to-business and retail office products distribution. From 2003 through November 2010, he served in various executive management positions with ARAMARK Corporation, a global food services company, including Executive Vice President, President, ARAMARK International, and Chief Globalization Officer, and Senior Vice President of ARAMARK Corporation. From 1994 through 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America, Chief Marketing Officer & Managing Director, Global Strategy, President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas.

Director Qualifications

Mr. Saligram’s extensive experience building businesses and brands in the industrial products, office products distribution, consumer packaged goods, hospitality, and consumer and managed services industries and leadership over operational teams in a large number of countries, enable him to provide our Board of Directors with a valuable global perspective on governance and control matters, as well as on strategic planning and risk assessment.

ROBERT K. SHEARER
Director since 2008 Independent Age: 68 ◾ Chair, Audit Committee ◾ Executive Committee

Professional Experience

Mr. Shearer retired in March 2015 as Senior Vice President and Chief Financial Officer of VF Corporation, a global lifestyle apparel company, where he served in that capacity since May 2005. He also served VF

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PROPOSAL 1

Corporation in several other capacities since 1986, including Vice President, Finance and Chief Financial Officer from July 1998 to May 2005. Earlier in his career, Mr. Shearer held a senior audit position with Ernst & Young LLP.

Other Boards and Appointments

Mr. Shearer currently serves on the Board of Directors of YETI Holdings, Inc., a designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base and Kontoor Brands, Inc. a global lifestyle apparel company. From May 2015 through April 2016, Mr. Shearer served as a member of the Board of Directors of The Fresh Market, Inc., a specialty grocery retailer.

Director Qualifications

Mr. Shearer’s recent role as Chief Financial Officer of VF Corporation, coupled with his 12 years of experience in public accounting, enables him to provide our Board of Directors and the Audit Committee with important insights on a range of financial and internal control matters, as well as on matters relating to capital structure, information systems, risk management, public reporting and investor relations. In addition, his participation in VF Corporation expansion initiatives, including a number of acquisitions and growth in international markets, enables him to provide important insights on international operations, business combination opportunities, and strategic planning.

LAURIE J. YOLER
Director since 2018 Independent Age: 55 ◾ Governance & Nominating Committee ◾ Compensation & Organization Committee

Professional Experience

Ms. Yoler is a General Partner at Playground Gobal, a technology venture capital firm in Silicon Valley. She was the Senior Vice President, Business Development of Qualcomm, Inc. and President, Qualcomm Labs, a wholly-owned subsidiary of Qualcomm, Inc., from March 2013 to January 2016, driving internal innovation and exploring opportunities for new businesses, strategic partnerships, acquisitions, investments, and divestitures. From February 2006 to March 2013, Ms. Yoler was a partner and Managing Director at GrowthPoint Technology Partners, a Silicon Valley based investment bank. From September 2004 to July 2005, Ms. Yoler served as Chief Development Officer of Intellectual Ventures LLC, a private equity firm. From March 2001 to September 2004 Ms. Yoler was Vice President, Business Development and Marketing at Packet Design and Precision I/O, two early-stage technology firms. Prior to that, Ms. Yoler was an integral part of the development and launch of many new innovations and products in her roles at Visa Inc., Sun Microsystems, Accenture PLC and PricewaterhouseCoopers.

Other Boards and Appointments

Ms. Yoler serves on the Board of Directors of Bose Corporation, a company that designs, develops and sells audio equipment. In addition, since January 2016, Ms. Yoler has served as a board member and strategic advisor in the technology industry, and currently serves as a member of the boards of directors of two privately held technology companies, Zoox Inc. and Leaf Logistics. From 2003 to 2008, Ms. Yoler was a founding member of the Board of Directors of Tesla, Inc., a company that designs, develops, manufactures and sells electric vehicles and advanced electric vehicle powertrain components. Ms. Yoler served on Tesla’s Advisory Board from 2008 until 2013.

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PROPOSAL 1

Director Qualifications

Ms. Yoler’s extensive experience in the technology industry, spanning strategy, product, corporate development, global sales and marketing, mergers and acquisitions and business development, enables her to provide valuable insights into a wide variety of matters relating to marketing, business development, international operations and technology.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

BOARD COMPOSITION

Our Board of Directors is currently comprised of James R. Craigie, Matthew T. Farrell, Bradley C. Irwin, Robert D. LeBlanc, Penry W. Price, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack, and Laurie J. Yoler. As previously disclosed, after more than two decades of dedicated service to the Board, Robert D. LeBlanc has decided to retire from the Board as of the close of the Annual Meeting and is not standing for re-election at the Annual Meeting. Upon the recommendation of the Governance & Nominating Committee, the Board has decided that it will temporarily decrease the size of the Board from 10 to nine directors, effective as of the close of the Annual Meeting. The Governance & Nominating Committee is currently conducting a retained search for Mr. LeBlanc’s replacement. When a suitable candidate is identified, we expect that the Board will increase the size of the Board back to 10 directors and the candidate will be elected to the Board by the Board to fill the resulting vacancy. The new director, along with all other Board members, will serve until our 2021 Annual Meeting of Stockholders.

CORPORATE GOVERNANCE GUIDELINES AND OTHER CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Guidelines, including guidelines for the determination of director independence, the responsibilities and duties of our Board of Directors, director access to management and independent advisors, director compensation, the committees of our Board of Directors, and other matters relating to our corporate governance, are available on the “Investors” page of our website, www.churchdwight.com. Also available on the “Investors” page are other corporate governance documents, including our Code of Conduct (“Code of Conduct”) and the Charters of the Audit Committee, Compensation & Organization Committee, and Governance & Nominating Committee.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

BOARD OF DIRECTORS INDEPENDENCE

Our Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors who meet the criteria for independence required by the NYSE listing standards. A director will be considered independent if our Board of Directors affirmatively determines that the director has no material relationship with us (directly, or as a partner, stockholder, or officer of an organization that has a relationship with us). In assessing the materiality of a relationship, our Board of Directors considers all relevant facts and circumstances. In addition to the independence standards established by the NYSE, we have adopted categorical standards under the Corporate Governance Guidelines designed to assist our Board of Directors in assessing independence. Under these standards, none of the following relationships necessarily disqualifies a director or nominee from being considered “independent”:

•	A director’s or a director’s immediate family member’s ownership of five percent or less of the equity of an organization that has a relationship with us,

•

A director’s service as an executive officer of or employment by, or a director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or two percent of such other company’s consolidated gross revenues, or

•

A director’s service as an executive officer of a charitable organization that received annual contributions from the Company that have not exceeded the greater of $1 million or two percent of such charitable organization’s annual gross revenues in any of such charitable organization’s last three fiscal years.

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CORPORATE GOVERNANCE

Our Board of Directors reviewed and analyzed the independence of each director and each nominee for director in January 2020 to determine whether any particular relationship or transaction involving any director, or any director’s affiliates or immediate family members, was inconsistent with a determination that the director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board examined transactions and relationships between directors or their affiliates and family members and Church & Dwight. As a result of this review, in January 2020, our Board affirmatively determined that each of James R. Craigie, Bradley C. Irwin, Robert D. LeBlanc, Penry W. Price, Ravichandra K. Saligram, Robert K. Shearer, Janet S. Vergis, Arthur B. Winkleblack, and Laurie J. Yoler, is independent within the meaning of the NYSE listing standards and under the categorical standards described in the Corporate Governance Guidelines. Until January of 2019, our Board had determined that Mr. Craigie was not “independent,” under the NYSE listing standards given his prior role as our Chief Executive Officer, which ended upon his retirement in January 2016.

Our Board of Directors has further determined that each of the members of the Audit Committee, Compensation & Organization Committee, and Governance & Nominating Committee is independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee and the Compensation & Organization Committee meet the additional independence requirements of the NYSE listing standards applicable to audit committee members and compensation committee members, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the directors who served on the Compensation & Organization Committee in fiscal year 2019 has ever served as one of our officers or employees. In addition, none of the directors who served on the Compensation & Organization Committee had any relationship with us or any of our subsidiaries during fiscal year 2019 pursuant to which disclosure would be required under applicable rules and regulations of the SEC pertaining to the disclosure of transactions with related persons. During fiscal year 2019, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions or, in the absence of any such committee, the entire board of directors), of any other entity of which an executive officer of such other entity served on our Board of Directors or the Compensation & Organization Committee.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

Our Board of Directors meets in regularly scheduled executive sessions without any members of our management, including the CEO, present. The Lead Director, currently Mr. Irwin, is responsible for chairing the executive sessions of our Board of Directors. In addition, each of the Compensation & Organization, Governance & Nominating and Audit Committees regularly meet alone in scheduled executive sessions without any members of our management, including the CEO, present.

BOARD OF DIRECTORS RISK OVERSIGHT

Our Board of Directors, acting principally through the Audit Committee, is actively involved in the oversight of the significant risks affecting our business. Our Board of Directors’ and the Audit Committee’s risk oversight activities are focused on management’s risk assessment and management processes, as well as on our ethics and compliance program.

Our Internal Audit department administers a vigorous risk assessment effort every other year, in collaboration with all of our directors and executive officers. This process is designed to identify and rank the most significant risks that affect our Company, including consideration of a large number of risks associated with companies in the consumer products industry. The assessed risks encompass, among others, economic, industry, enterprise, operational, cybersecurity, data privacy, compliance, sustainability and financial risks. Our President and Chief Executive Officer assigns an executive officer to lead the management of each of those risks identified as among the most significant. As part of the risk management process, our Internal Audit department annually prepares an Internal Audit project plan under which it reviews activities directed to mitigate business and financial related risks. This plan is subject to Audit Committee approval.

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CORPORATE GOVERNANCE

Our Director, Internal Audit (“Internal Audit Director”) meets quarterly with our executive officers to assess any changes in the magnitude of identified risks, as well as the status of mitigation activities with regard to the most significant risks. Our Internal Audit Director reports directly to the Audit Committee and advises the Audit Committee on a quarterly basis regarding management’s risk assessment process and the progress of mitigation activities designed to facilitate the maintenance of risk within acceptable levels. The Audit Committee, in turn, reports to our Board of Directors with regard to these matters on a quarterly basis. Our Board of Directors also receives quarterly updates on cybersecurity risks from our Vice President, Global IT.

Our Executive Vice President and General Counsel leads our ethics and compliance risk oversight program through the Compliance Council, which is comprised of various functional representatives and compliance subject matter experts. The Compliance Council meets regularly to review the health of the program, opportunities for improvement, and the status of execution against agreed program priorities. Our Executive Vice President and General Counsel also meets regularly with the Audit Committee, either alone or together with subject matter experts from the Compliance Council, to review the health of our compliance and ethics program, its priorities, and the status of execution against those priorities. Annually, our Executive Vice President and General Counsel provides a comprehensive review of the compliance and ethics program to our Board of Directors, and supplements this review, from time to time, as requested by our Board of Directors or as appropriate with respect to specific compliance risk areas or issues.

Our Executive Vice President and General Counsel and Executive Vice Presidents of Global Research & Development, Global Operations and Global Human Resources lead our sustainability program through the Corporate Issues Council (the "Council") which is comprised of various functional representatives and subject matter experts. The Council meets regularly to review the health of the program, opportunities for improvement, and the status of execution against agreed program priorities. Our Executive Vice President and General Counsel also meets regularly with the Governance & Nominating Committee, together with subject matter experts from the Council, to review the health of our sustainability program, its priorities, and the status of execution against those priorities. The Chair of our Governance & Nominating Committee reviews the status of our sustainability program with our Board of Directors at each regularly scheduled Board meeting, and supplements this review, from time to time, as requested by our Board of Directors or as appropriate with respect to specific sustainability matters.

In addition to the efforts of our Board of Directors and the Audit Committee to address risk oversight, the Compensation & Organization Committee annually reviews our compensation policies and practices to confirm that such compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. As a result of its most recent review in 2019, the Compensation & Organization Committee concluded that our incentive compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•

The four 2019 performance metrics selected under our Annual Incentive Plan were counterbalanced so that, for example, an undue focus on net sales at the expense of gross margins would not result in a higher payout.

•	Awards are earned based on achievement of corporate performance objectives under the Annual Incentive Plan.

•

We cap maximum awards under the Annual Incentive Plan. The Annual Incentive Plan uses a performance rating system which corresponds to a payout range from 0.0 (0 percent of target) to a maximum of 2.0 (200 percent of target), which limits the potential for excessive emphasis on short-term incentives.

•

Stock options constitute a substantial portion of an executive’s total remuneration and vest as to all underlying shares on the third anniversary of the date of grant, which encourages a longer-term focus.

•	Annual stock option grants result in overlapping three-year vesting periods, which reduces the risk of an inappropriate focus on one vesting date.

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CORPORATE GOVERNANCE

•	Our stock ownership guidelines require that our executives hold a significant amount of our stock to further align their interests to the interests of our stockholders on a long-term basis.

Our Board of Directors believes that our compensation system, our division of risk oversight responsibilities, and our Board of Directors’ leadership structure comprise and support the most effective risk management approach.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

The Corporate Governance Guidelines provide that our Board of Directors may determine from time to time what leadership structure works best for our Company, including whether the same individual should serve both as Chairman of our Board of Directors and Chief Executive Officer (“CEO”). In addition, the guidelines provide that if the same individual serves as Chairman of our Board of Directors and CEO, or the Chairman is otherwise not independent, our Board of Directors shall have an independent Lead Director, as selected by the independent members of the Board.

The Board of Directors believes the most effective leadership structure for the Company at this time is one with a combined Chairman and CEO, coupled with an independent Lead Director. Having a combined Chairman and CEO promotes a cohesive vision and strategy for the Company and enhances our ability to execute effectively. We have found that this structure leads to leadership and communication advantages and efficiencies. Mr. Farrell, our current Chairman and CEO, is in an optimal position to identify, and to lead Board of Directors discussions on, important matters related to our business operations and related risk. Mr. Farrell’s in-depth knowledge of our strategic priorities and operations enables him to facilitate effective communication between management and our Board of Directors and ensure that key issues and recommendations are brought to the attention of our Board of Directors and management. We believe that Mr. Farrell is an effective spokesperson for management and our Board of Directors by serving in both positions. The Board created the Lead Director role as an integral part of a leadership structure that promotes strong, independent oversight of the Company’s management and affairs. Mr. Irwin, has served as the Lead Director since January 2020. The Lead Director presides over executive sessions and has the authority to call executive sessions. The Lead Director also consults with the entire Board of Directors and with our Chairman, President and CEO and our Secretary on Board of Directors meeting agendas. In addition, the Lead Director acts as a contact person to facilitate communications between employees, stockholders, and others with the independent directors.

We believe that the presence of a Lead Director enhances the ability of our Board of Directors to provide additional independent oversight and supplements the following corporate governance practices, which also facilitate independent oversight:

•	All of our directors, other than our Chairman, President and CEO, are independent.

•	All of the members of the Audit Committee, Compensation & Organization Committee, and Governance & Nominating Committee are independent.

•	Our Board of Directors and each of its standing committees meet in regularly scheduled executive sessions without the presence of management.

•	Our Board of Directors completes an annual assessment of the effectiveness of the full Board of Directors, each of its standing committees, and individual directors.

COMMUNICATION WITH THE BOARD OF DIRECTORS

While management has primary responsibility for stockholder engagement, our Board of Directors is regularly informed about management’s stockholder engagement efforts as part of its oversight role and is committed to enhancing stockholder value and to considering requests from our stockholders that will help us achieve this goal. Our stockholder engagement practices and controls, which are designed to support our commitment to constructive communications between our stockholders and the independent directors, include the ability of our stockholders to attend the Annual Meeting, an annual advisory vote on executive compensation

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(“say-on-pay”), the ability to submit stockholder proposals and recommend candidates for election to our Board, and the ability to communicate directly with our Board of Directors.

Our Lead Director acts as a contact person to facilitate communications between employees, stockholders and others with the independent directors. The Lead Director, is responsible for ensuring that stockholder requests, recommendations, and proposals regarding governance-related matters are evaluated by the Governance & Nominating Committee, the Compensation & Organization Committee, or Audit Committee, as appropriate, and then by our Board of Directors based on the applicable Committee’s recommendation.

Any person who wishes to communicate with our Board of Directors, including the Lead Director or the independent directors as a group, may direct a written communication to our Board of Directors, the Lead Director, or the independent directors, at: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Such correspondence (other than solicitations) will be logged in and forwarded to the Lead Director.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Committees of the Board of Directors

The Board has four standing committees as set forth in the table below. During 2019, each incumbent director attended at least 75 percent of the aggregate number of meetings held by our Board and all Board committees on which such director served.

Director	Board	Audit	Compensation and Organization	Governance and Nominating	Executive

James R. Craigie	✓

Matthew T. Farrell	Chair				Chair

Bradley C. Irwin	Lead Director		✓	✓	✓

Robert D. LeBlanc	✓	✓

Penry W. Price	✓	✓	✓

Ravichandra K. Saligram	✓			Chair	✓

Robert K. Shearer	✓	Chair			✓

Janet S. Vergis	✓	✓		✓

Arthur B. Winkleblack	✓		Chair		✓

Laurie J. Yoler	✓		✓	✓

Number of Meetings in 2019	10	5	4	5	0

Although we do not have a formal policy requiring attendance of directors at our Annual Meetings, we expect all directors to attend the Annual Meeting absent exceptional circumstances. All incumbent directors attended the 2019 Annual Meeting.

Audit Committee.    Under its Charter, the Audit Committee, among other responsibilities, (i) has sole authority to retain, set compensation and retention terms for, terminate, and oversee and evaluate the activities of, our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and permitted non-audit services, subject to the pre-approval policy discussed below under “Pre-Approval of Audit and Permissible Non-Audit Services”; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements and certain other disclosures included in our filings with the SEC; (iv) reviews and discusses with management earnings press releases prior to their release; (v) discusses with management, internal audit personnel, and our

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independent registered public accounting firm, our risk assessment and risk management policies, including our major financial risk exposures and the security of the Company’s computerized information systems; (vi) oversees the internal audit function; (vii) discusses with management, internal audit personnel, and our independent registered public accounting firm the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting, and disclosure controls and procedures; and (viii) oversees the adoption, periodic review, and oversight of policies and procedures regarding business conduct and oversees our compliance and ethics program.

Our Board of Directors has determined that each of Mr. Shearer and Mr. Winkleblack is an “audit committee financial expert” within the meaning of SEC regulations.

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding potential violations of our compliance and ethics program, including questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. Complaints may also be made via the Internet at www.churchdwight.ethicspoint.com, or by calling our toll-free hotline. The Audit Committee regularly receives reports regarding potential violations of our compliance and ethics program and oversees certain investigations relating thereto. The number for calls placed within the United States and Canada is (855) 384-9879. The numbers for calls placed in other countries may be found on the Internet at www.churchdwight.ethicspoint.com. Such correspondence will be logged in and forwarded to the Chair of the Audit Committee or his/her designated delegates, who provide the Audit Committee with regular reports.

Compensation & Organization Committee.    Under its Charter, the Compensation & Organization Committee is responsible for approving the specific salary, bonuses, stock awards, and other compensation for our elected officers, which includes our named executive officers identified in the Summary Compensation Table on page 56. The Compensation & Organization Committee also, among other responsibilities, (i) oversees the design of our executive compensation programs, policies, and practices; (ii) reviews and approves the adoption, termination, and amendment of, and administers, our incentive and equity compensation plans; (iii) reviews and approves annually corporate goals and objectives as they relate to CEO and other executive officer compensation; (iv) evaluates at least annually the performance of the CEO and the other executive officers and establishes their respective compensation; (v) evaluates whether our compensation policies and practices for our executive officers and other employees create risks that are reasonably likely to have a material adverse effect on us; (vi) collaborates with the Governance & Nominating Committee, regarding recommendations to our Board of Directors concerning executive officer succession; (vii) collaborates with the Governance & Nominating Committee, regarding recommendations to our Board of Directors concerning non-employee director compensation; and (viii) recommends to the Board the development, selection, retention, and dismissal of elected officers. The Compensation & Organization Committee also oversees human capital management.

In considering executive compensation, the Compensation & Organization Committee considers the executive compensation recommendations as well as the comparative public company data provided by independent compensation consultants engaged directly by the Compensation & Organization Committee. Semler Brossy Consulting Group, LLC (“Semler Brossy”) serves as the Compensation & Organization Committee independent compensation consultant and does not provide any other services to us. See “Compensation Discussion and Analysis” for additional information regarding the services provided by Semler Brossy and information considered by the Compensation & Organization Committee. The Compensation & Organization Committee also takes into account statistical data and recommendations of our CEO. However, our CEO does not make recommendations regarding his own compensation.

Governance & Nominating Committee.    Under its Charter, the Governance & Nominating Committee, among other responsibilities, (i) develops and periodically reviews, and recommends to our Board of Directors, criteria for the selection of new directors to serve on our Board of Directors; (ii) identifies individuals qualified to

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become members of our Board of Directors consistent with our Board of Directors’ criteria for selecting new directors set forth in the Corporate Governance Guidelines; (iii) recommends to our Board of Directors nominees for the class of directors to be elected at the next annual meeting of stockholders and, where applicable, to fill vacancies; (iv) considers and makes recommendations to our Board of Directors on questions of independence and possible conflicts of interest of members of our Board of Directors and executive officers in accordance with the Corporate Governance Guidelines; (v) in collaboration with the Compensation & Organization Committee, makes recommendations to our Board of Directors concerning executive officer succession; (vi) oversees Board of Directors and committee evaluations; (vii) makes recommendations to our Board of Directors regarding corporate governance matters; (viii) in consultation with the Compensation & Organization Committee, periodically reviews and makes recommendations to our Board of Directors regarding the compensation of our non-employee directors, and the principles upon which such compensation is determined and (ix) oversees the Company’s sustainability program.

The Governance & Nominating Committee recommends to our Board of Directors candidates for nomination to our Board of Directors. When considering individuals to recommend for nomination, the Governance & Nominating Committee seeks persons with diverse backgrounds who possess the following characteristics: integrity, education, commitment to our Board of Directors, business judgment, business experience, accounting and financial expertise, diversity, reputation, civic and community relationships, high performance standards, and the ability to act on behalf of stockholders.

The Governance & Nominating Committee will consider recommendations for director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628, Attention: Secretary. In order to enable consideration of a candidate in connection with the 2021 Annual Meeting of Stockholders, a stockholder must submit the following information by November 20, 2020: (i) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (ii) information about the relationship between the candidate and the recommending stockholder; and (iii) the written consent of the candidate to be named in the proxy statement and to serve as a director if elected. In considering any candidate proposed by a stockholder, the Governance & Nominating Committee will reach a conclusion as to whether to recommend such candidate to our Board of Directors based on the criteria described above. The Governance & Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder recommending the candidate will be notified of the decision of the Governance & Nominating Committee (and of our Board of Directors, if the candidate is recommended to our Board of Directors for consideration). The Governance & Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

As highlighted in our Corporate Governance Guidelines, the Board values diversity and recognizes the importance of having unique and complementary backgrounds and perspectives in the board room. The Board endeavors to include diverse skills, professional experience, perspectives, age, race, ethnicity, gender and cultural backgrounds that reflect our consumer and investor base, and to guide the Company in a way that reflects the best interests of all our stockholders. Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the director nomination process. The Governance & Nominating Committee reviews the director nominees (including any stockholder nominees) and ascertains whether, as a whole, they meet the Corporate Governance Guidelines in this regard. For this year’s election, the Board has nominated five individuals who bring valuable diversity to the Board. Their collective experience covers a wide range of roles, geographies, and industries. Of these five director nominees one is a woman. The Board also believes that tenure diversity should be considered in order to achieve an appropriate balance between the detailed Company knowledge and wisdom that comes with many years of service and the fresh perspective of newer Board members. We believe that our current Board has an appropriate balance of experienced and newer directors, with tenure of the current directors averaging 11 years, nine years after Mr. LeBlanc retires. The Governance & Nominating Committee balances these considerations when assessing the composition of our Board of Directors. The Governance & Nominating Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of director candidates.

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Executive Committee.    The Executive Committee may exercise the authority of our Board of Directors, except as specifically reserved by Delaware law to our Board of Directors or as our Board of Directors otherwise provides.

Finance Committee.    The Board also has a Finance Committee, which meets on an ad hoc basis. The Finance Committee reviews financing and capital markets issues but has no decision autonomy. Mr. Winkleblack is chair of the Finance Committee.

SUCCESSION PLANNING

Our Board of Directors recognizes that one of its most important duties is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of the Chairman of our Board of Directors and our CEO and other senior members of executive management. Our succession planning process was evidenced in January 2016 when Matthew T. Farrell, our former Executive Vice President, Chief Operating Officer, and Chief Financial Officer, succeeded Mr. Craigie as our President and CEO; Richard A. Dierker, our former Vice President, Corporate Finance, succeeded Mr. Farrell as our Executive Vice President and Chief Financial Officer; and Britta B. Bomhard, our former General Manager, Europe, was promoted to Executive Vice President and Chief Marketing Officer.

Our CEO and other senior executive succession planning process includes identifying external candidates and identifying and developing potential internal candidates on an ongoing basis. The criteria used when assessing the qualifications of potential CEO successors are included on a position specification developed by our Board of Directors. Our Board of Directors is committed to being prepared for a planned or unplanned change in our leadership in order to ensure our stability.

In continuation of this process, the Governance & Nominating Committee, in collaboration with the Compensation & Organization Committee, agrees upon and recommends to the Board a succession plan for our CEO and other senior members of executive management in the ordinary course of business and in emergency situations. Through this process, our Board of Directors receives from our CEO and the Executive Vice President of Global Human Resources qualitative evaluations of, and recommendations concerning, potential successors to our CEO and our other senior executives, along with a review of any development plans recommended for such individuals. At least once annually, our Board of Directors reviews our succession plans. Succession planning is also regularly discussed in executive sessions of our Board of Directors and in committee meetings, as applicable. Our directors become familiar with internal potential successors for key leadership positions through various means, including a comprehensive annual talent and succession review, Board of Directors and committee meeting presentations, and less formal interactions throughout the course of the year.

CODE OF CONDUCT

We have adopted a Code of Conduct that applies to all employees and directors of Church & Dwight and our global subsidiaries. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file, promote compliance with applicable governmental laws, rules, and regulations and promote a harassment-free work environment. The Code of Conduct requires the prompt internal reporting of violations of the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. The Code of Conduct is available on the “Investors” page of our website at www.churchdwight.com. We are committed to satisfying the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct, including the conduct of an executive officer or member of our Board, by making disclosures concerning such matters available on the “Investors” page of our website. See “Corporate Governance and Other Board Matters—Board of Directors Meetings and Committees—Audit Committee” for a summary of our procedures for the submission, receipt, retention, and treatment of complaints with respect to concerns regarding potential violations of our compliance and ethics program. Confidentiality

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terms in our settlement agreements with employees comply with all federal and state laws regarding limitations on confidentiality provisions and explicitly permit employees to report to government agencies and participate in government proceedings. Moreover, it is our practice not to use arbitration clauses in agreements with employees.

ESG and SUSTAINABILITY

Our Board of Directors and it’s three primary committees share responsibility for oversight of our environmental, social and governance (“ESG”) practices and programs. Our purpose and values are reflected in our strategy and expected behaviors and are overseen by the Board of Directors. Our Compensation & Organization Committee oversees our human capital management programs, processes and policies and governance process related to our executive compensation practices. Our Audit Committee oversees our compliance and ethics program; and our Governance & Nominating Committee oversees our sustainability program and Board of Directors governance practices.

While management has primary responsibility for stakeholder engagement, our Board of Directors is regularly informed about our sustainability efforts through the Governance & Nominating Committee as a part of its oversight role. Our Lead Director is responsible for ensuring that stockholder sustainability requests, recommendations and proposals are evaluated by the Committee, additional committees within the Board as appropriate, and then by the Board of Directors, if needed.

We maintain a strong heritage of commitment to people and the planet and believe that sustainable operations are both financially beneficial and critical to the health of the communities in which we operate. Accordingly, each year we publish a Sustainability Report that highlights our business and corporate responsibility commitments by detailing our financial, environmental, social and governance performance, including our metrics and targets. Our 2019 Sustainability Report (“Report”) is available on our “Responsibility” page on our website.

Our global sustainability platform is derived from our heritage and organizational values, and it is one of our leadership strategies. The following six pillars are the core focus of our sustainability efforts:

•	Our Brands: Delight consumers with our brands and contribute towards a more sustainable world.

•	Products: Provide safe and effective products for consumers and the environment.

•	Packaging: Utilize consumer friendly and environmentally responsible packaging.

•	Employees and Communities: Embrace the principles of good corporate citizenship and social responsibility within the communities we can impact.

•	Responsible Sourcing: Improve our suppliers’ environmental, labor, health & safety and ethical practices.

•

Environment: Minimize environmental impact of our global operations, with a focus on increased renewable energy usage, reduced water consumption and greenhouse gas emissions and solid waste to landfills.

In 2019, our continued progress in key areas of sustainability earned recognition from various third parties, including the 2019 Barron’s Most Sustainable Companies list, Newsweek’s America’s Most Responsible Companies Top 100 List, the EPA’s Green Power Partnership Top 100 list, the JUST Capital “America’s Most Just Companies” list and the FTSE4Good Index Series.

The Council guides the integration of sustainability with all parts of our business and drives continuous improvement in our sustainability approach and performance. The Council is comprised of senior executives representing all key functional areas across the company, including Human Resources, Law, Global Operations,

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Research & Development, Marketing and Sales. The Council takes the lead in defining and implementing our sustainability strategies across the six pillars of our global sustainability program. Its duties include allocating resources to appropriately address sustainability issues; reporting on our progress to drive continuous improvement in our sustainability approach and performance; and monitoring, prioritizing and addressing evolving standards and stakeholder requirements.

The Global Reporting Initiative defines “material issues” as those that “have a direct or indirect impact on an organization’s ability to create, preserve or erode economic, environmental or social value for itself, its stakeholders and society at large.” Defining our material issues, including environmental matters and reputational risk, is an ongoing process overseen by the Council. The Council established the six pillars of our sustainability program by collecting issues our various internal and external stakeholders expressed as sustainability priorities. The Council evaluates and ranks various risks and opportunities based on relative impact and likelihood. The Council evaluates and discusses the most significant sustainability issues, risks and opportunities we face and the functions within the Company that should be accountable for them. Our most significant sustainability issues, risks and opportunities are reflected within each of the six pillars of our sustainability program as set forth in our Report. There are additional topics included in the Report that may not have reached the same level of significance but are provided for informational purposes. Note that the concept of “material issues” under Global Reporting Initiatives guidelines used for purposes of the Report differs from the concept of “materiality” for purposes of securities laws and disclosures required by the SEC rules. In addition, the Report references the Sustainability Accounting Standards Board industry specific standards covering potential financially material issues.

COMPENSATION OF DIRECTORS

In 2019, our directors’ fees, other than the CEO, consisted of the following:

Annual Retainer 2019

•	Chairperson of the Board*	$272,000

•	Lead Director	$132,000

•	Chairperson of the Audit Committee	$128,000

•	Chairperson of the Compensation & Organization Committee	$125,000

•	Chairperson of the Governance & Nominating Committee	$120,000

•	Other non-employee directors	$110,000

Annual Equity 2019

•	Annual Equity Grant	$130,000

Special Assignment 2019

•	Special Assignment (Per Meeting)	$2,000
*	Mr. Craigie received a pro-rated portion of the Chairperson of the Board retainer for his service as Chairman until May 2, 2019, at which time Mr. Farrell was appointed as Chairman of the Board.

We pay fees to our directors in accordance with the Amended and Restated Compensation Plan for Directors (as amended), (the “Compensation Plan for Directors”). Any fees payable to our directors under this plan may be deferred in accordance with our Deferred Compensation Plan for Directors, provided that a timely election is made by the director seeking such deferral. We also provide annual stock option awards to our directors under the Amended and Restated Omnibus Equity Compensation Plan (the “Omnibus Equity Compensation Plan”). All of these arrangements are described below.

Compensation Plan for Directors.    Our Compensation Plan for Directors became effective as of January 1, 2015 and provides for the payment of fee-based compensation (i.e., an annual retainer and any special assignment meeting fees) and annual equity grants to our directors who are not full-time employees of the Company. Special assignment meeting fees are paid in consideration for attendance at meetings with respect to

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certain non-scheduled activities and projects requested by the Board. No special assignment meeting fees were paid in fiscal year 2019. The annual retainer amount is pro-rated for any director with less than a full year of service. Mr. Craigie received a pro-rated portion of the Chairperson of the Board retainer for his service as Chairman until May 2, 2019, at which time Mr. Farrell was appointed as Chairman of the Board.

The Compensation Plan for Directors provides each director with the choice of receiving (i) 100 percent of his/her fee-based compensation in cash if that director has fully satisfied the Company’s Stock Ownership Guidelines for Directors, (ii) 50 percent cash and 50 percent in shares of our common stock if specifically elected by a director or (iii) 100 percent in shares of our common stock (the default method of payment). For 2019, our directors made their elections for how to receive their fee-based compensation in December 2018. To determine the number of shares a director is entitled to receive under the plan, the annual retainer or special assignment meeting fee amount (as applicable) is divided by the closing price of a share of our common stock as reported on the NYSE on the applicable payment date.

Annual Equity Grants for Directors.    The Compensation Plan for Directors provides that, unless otherwise established by our Board of Directors, equity grants to our non-employee directors will be made annually on the same date each year on which we make annual equity grants to our employees (which date occurs on the Monday falling most closely to the midpoint between the dates of our first and second quarter earnings releases). A new director will receive his or her initial equity grant on the date such individual commences service with us as a director. In 2019, as in prior years, the annual equity grants were comprised of stock option awards. All shares underlying the stock options granted to non-employee directors vest in full on the third anniversary of the grant date, subject to the director’s continued service on our Board of Directors. Upon any cessation of service due to death or disability, the stock options (to the extent unvested) continue to vest and all unexercised options remain outstanding until the third anniversary of such death or disability (or earlier until expiration of the option term). For any director who retires after serving on our Board of Directors for at least six years, the stock options (to the extent unvested) continue to vest and all unexercised options remain outstanding for the remainder of the option term. Stock options to our non-employee directors are granted under the Omnibus Equity Compensation Plan with a ten-year term. No non-employee director may receive more than one equity grant in any calendar year.

Deferred Compensation Plan for Directors.    The Deferred Compensation Plan for Directors provides an opportunity for our directors to defer payment of all or a portion of their respective director fees into a notional account until after termination of service. A director electing to defer payment must decide whether to receive the deferred payment in a lump sum or in annual installments over a period of up to 10 years. A director must make any of the foregoing elections prior to the beginning of the calendar year for which the deferred fees are earned. Also, newly elected directors may make such election within 30 days of becoming a director. A director’s election is deemed to remain in effect with respect to the following year unless the director revokes or changes such election prior to the commencement of such following year. Following a termination of service, the director generally receives a number of shares of our common stock in accordance with his or her timely filed election, either in a lump sum or in annual installments over a period of up to 10 years, equal to the number of notional shares then outstanding in the director’s deferred compensation account under the plan. On a change in control, any and all deferred accounts (including any account being paid in installments) will be immediately distributed. The number of notional shares represented by amounts in a participating director’s account is set forth in the table captioned “Securities Ownership of Certain Beneficial Owners and Management” on page 33.

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2020 Director Compensation.    On October 30, 2019, the Governance & Nominating Committee, in consultation with the Compensation & Organization Committee, reviewed the compensation of our non-employee directors. As part of their review, the Committees consulted with Semler Brossy, the independent compensation consultant retained by the Compensation & Organization Committee. As part of its analysis of the compensation of our non-employee directors, Semler Brossy examined how the total compensation and each element of our non-employee director compensation program compared to the director compensation programs of our Compensation Peer Group, as identified and discussed in more detail on pages 42-43. The Governance & Nominating Committee targets the total compensation paid to our non-employee directors at a level that approximates the 50th percentile of the compensation paid to non-employee directors of the Compensation Peer Group. Based on its analysis, Semler Brossy concluded that the total compensation paid to our non-employee directors was below the median of the director compensation of the Compensation Peer Group. Based upon its review, the Governance & Nominating Committee recommended to the Board, and the Board approved, the following increases in director compensation, which became effective January 1, 2020:

Annual Retainer 2020

•	Lead Director	$142,000

•	Chairperson of the Audit Committee	$140,000

•	Chairperson of the Compensation & Organization Committee	$135,000

•	Chairperson of the Governance & Nominating Committee	$132,500

•	Other non-employee directors	$120,000

Annual Equity 2020

•	Annual Equity Grant	$140,000

Special Assignment 2020

•	Special Assignment (Per Meeting)	$ 2,000

The table above does not include a separate annual retainer for the Chairperson of the Board, as the Chairperson of the Board is currently our Chief Executive Officer.

The following table provides information regarding compensation for our non-employee directors in 2019.

2019 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation		Total ($)

James R. Craigie	164,000	(1)		130,000	10,000	(4)	304,000

Bradley C. Irwin	55,000		55,000	130,000			240,000

Robert D. LeBlanc	67,667		67,666	130,000			265,333

Penry W. Price			110,000	130,000			240,000

Ravichandra K. Saligram			116,667	130,000			246,667

Robert K. Shearer	64,000		64,000	130,000			258,000

Janet S. Vergis	55,000		55,000	130,000			240,000

Arthur B. Winkleblack	125,000			130,000			255,000

Laurie J. Yoler			110,000	130,000			240,000

(1)	This amount for Mr. Craigie includes a pro-rated portion of the Chairperson of the Board retainer received for his service as Chairman until May 2, 2019.

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(2)

The amounts shown for stock awards relate to directors’ fees paid in shares of our common stock, including directors’ fees deferred by directors under the Deferred Compensation Plan for Directors into notional investments in our common stock. The amounts shown for option awards related to stock options granted under the Omnibus Equity Compensation Plan. These amounts are based upon the grant date fair value of awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in determining these amounts are set forth in note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 18, 2020.

See “Compensation Plan for Directors” and “Deferred Compensation Plan for Directors” for information regarding the computation of the number of shares or notional shares provided to a director in payment of director fees. Two directors deferred payment of all or a portion of their 2019 fees under the Deferred Compensation Plan for Directors, as follows: Mr. Saligram, $116,667; and Mr. Shearer, $64,000. As of December 31, 2019, none of our directors held any unvested stock awards.

(3)

At December 31, 2019, the number of shares of our common stock underlying options held by each of the directors listed in the table was: Mr. Craigie, 2,956,706 (including options granted to Mr. Craigie in his capacity as the Company’s former Chief Executive Officer); Mr. Irwin, 94,058; Mr. LeBlanc, 53,514; Mr. Price, 123,408; Mr. Saligram, 139,948; Mr. Shearer, 76,514; Ms. Vergis, 61,010; Mr. Winkleblack, 94,058; and Ms. Yoler, 22,350.

(4)	Represents contributions made by the Company on behalf of Mr. Craigie to one charitable organization.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS

Our non-employee directors are expected to have a level of equity ownership in the Company in order to ensure that their interests are aligned with the interests of our stockholders. It is expected that each non-employee director will have, within five years from the date on which they join the Board, a number of shares having a value of at least five times the standard annual retainer (which is the annual retainer received by any director who is not a committee chair, the Lead Director or the Chairman). The annual retainer was $110,000 for 2019 and the dollar value of shares required to be held by our directors who have served five or more years was $550,000 as of December 31, 2019. The calculation of ownership includes:

•	shares owned by the director (or members of his or her immediate family residing in the same household);

•	notional shares held for the account of the director in the Deferred Compensation Plan for Directors;

•	shares held in a trust for which a director has shared voting or investment power; and

•	60 percent of the in-the-money value of vested and unvested stock options.

Until a non-employee director satisfies his or her stock ownership requirement, the director will be required to hold 50 percent of all shares of our common stock received upon the exercise of stock options, grants of stock, or upon lapse of the restrictions on restricted stock (in each case, net of any shares utilized to pay for the exercise price of an option and/or to satisfy tax withholding obligations). All of our non-employee directors who have been in their position for five years or more own enough shares to satisfy our guidelines.

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OUR EXECUTIVE OFFICERS

Listed below are the names, ages and positions held by each of our executive officers and our Vice President, Controller and Chief Accounting Officer.

Name	Age	Position

Britta B. Bomhard	51	Executive Vice President and Chief Marketing Officer

Steven P. Cugine	57	Executive Vice President, International and Global New Products Innovation

Patrick D. de Maynadier	59	Executive Vice President, General Counsel and Secretary

Richard A. Dierker	40	Executive Vice President and Chief Financial Officer

Matthew T. Farrell	63	President and Chief Executive Officer

Rene M. Hemsey	52	Executive Vice President, Global Human Resources

Steven J. Katz	61	Vice President, Controller and Chief Accounting Officer

Carlos Linares	56	Executive Vice President, Global Research & Development

Rick Spann	57	Executive Vice President, Global Operations

Paul R. Wood	47	Executive Vice President, U.S. Sales

Judy A. Zagorski	56	Executive Vice President

All executive officers serve at the discretion of our Board of Directors. Mr. Katz serves at the discretion of our CEO.

Biographical information for Mr. Farrell appears under “Current Term Expires in 2021” on page 14.

Ms. Bomhard has been our Executive Vice President and Chief Marketing Officer since January 2016, prior to which she served as General Manager, Europe since 2013. From 2005 to 2013, Ms. Bomhard served in a variety of Marketing and General Management assignments at Energizer. Prior to Energizer, Ms. Bomhard worked for Wella AG and GlaxoSmithKline in their marketing organizations. Ms. Bomhard currently serves as a member of the Board of Directors of Primo Water Corporation, a leading North America and European water, coffee and coffee extracts, tea and filtration solutions service company.

Mr. Cugine has been our Executive Vice President, International and Global New Products Innovation since January 2016. From June 2014 to December 2015, he was Executive Vice President, and President, International Consumer Products, from July 2013 to June 2014, he was Executive Vice President, Global New Products Innovation, and President, International Consumer Products and, from May 2007 through June 2013, he served as our Executive Vice President, Global New Products Innovation. From October 2000 through May 2007, Mr. Cugine served in a variety of management positions at the Company. Prior to that Mr. Cugine served in several capacities with FMC Corporation, including as Director of Human Resources for the Alkali, Peroxide, and Oxidant Chemical Divisions.

Mr. de Maynadier has been our Executive Vice President, General Counsel and Secretary since December 2011. He served in a number of capacities for Hill-Rom Holdings, Inc. and its predecessor, Hillenbrand Industries, Inc., from January 2002 through December 2010, including Senior Vice President, General Counsel and Secretary and Vice President, General Counsel and Secretary. Previously, Mr. de Maynadier served as Executive Vice President, General Counsel and Secretary for CombiMatrix Corporation, as President and Chief Executive Officer of SDI Investments, LLC, a spin-off of Sterling Diagnostic Imaging, Inc., and as Senior Vice President, General Counsel and Secretary of Sterling Diagnostic Imaging, Inc. Earlier in his career, Mr. de Maynadier was a corporate and securities Partner at the law firm Bracewell & Patterson, L.L.P.

Mr. Dierker has been our Executive Vice President and Chief Financial Officer since January 2016, prior to which he served as Vice President, Corporate Finance since 2012. From 2009 to 2012, Mr. Dierker led Supply

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CORPORATE GOVERNANCE

Chain Finance as the Company’s Operations Controller. From 2008 to 2009, he held a senior financial management position at Alpharma, Inc., a leading international specialty pharmaceutical company. Prior to 2008, he held financial and business development management positions for Ingersoll-Rand Ltd, a major diversified industrial manufacturer.

Ms. Hemsey has been our Executive Vice President, Global Human Resources since February 2020. From December 2017 to February 2020, Ms. Hemsey was Vice President, Human Resources and from October 2009 to December 2017 she was Director Human Resources. Ms. Hemsey has been employed by us since August 2001 in various positions. Prior to Church & Dwight, Ms. Hemsey served in several capacities within the human resources function at Symrise.

Mr. Katz has been our Vice President, Controller and Chief Accounting Officer since May 2007. From January 2003 through May 2007, Mr. Katz was our Controller, and from April 1993 through December 2002, he was our Assistant Controller. Mr. Katz has been employed by us in various positions since 1986. As previously announced, Mr. Katz has informed the Company that he intends to retire by the end of the first quarter of 2021.

Mr. Linares has been our Executive Vice President, Global Research & Development since June 2017. He currently serves on the Board of Trustees for TRI Princeton (Vice Chair) and the Board of Directors for The American Cleaning Institute. From 2012 to 2017, Mr. Linares was the Chief Technology Officer for Sun Products Corporation (“Sun Products”) and also served as the Corporate Innovation Captain for Sun Products’ innovation strategy. Prior to Sun Products, Mr. Linares was the Senior Vice President of Global R&D, Quality and Regulatory, at Alberto Culver. Earlier in his career Mr. Linares gained significant R&D product development and innovation experience at Johnson & Johnson and Procter & Gamble.

Mr. Spann has been our Executive Vice President, Global Operations since May 2017. He served in a number of capacities for Colgate-Palmolive Company from 1984 through 2017. His career there included assignments in Australia and Europe. His last role at Colgate was Vice President, Global Engineering where he led significant improvements in product and process development. Prior to that he was Vice President, Global Supply Chain for three different Colgate businesses: Personal Care, Home Care, and Toothbrush, where he had responsibility for operations in North America, Europe, Latin America, Asia, Australia, Africa and the Middle East. Mr. Spann started his career at Colgate-Palmolive Company as an Industrial Engineer and held positions of increasing responsibility in production management prior to his executive roles.

Mr. Wood has been Executive Vice President, U.S. Sales since October 2018. From August 2016 to February 2018, Mr. Wood was an Executive Vice President at Acosta, a large private-equity owned sales and marketing agency, where he managed several thousand employees focused on growing Consumer Packaged Goods client businesses, from December 2010 to August 2016, Mr. Wood was General Manager at Samsung Electronics America, and from August 2006 to December 2010, Mr. Wood was Vice President, Sales-Walmart for WhiteWave Foods. Previously, Mr. Wood also held various positions with increasing responsibility at H.J. Heinz and Frito Lay.

Ms. Zagorski has been our Executive Vice President since February 2020, prior to which she served as Executive Vice President, Global Human Resources since January 2017. From January 2011 to January 2017, Ms. Zagorski was Senior Vice President, Human Resources for BASF Corporation, where she was responsible for the North American and Central American human resources functions, and from September 2007 to January 2011, Ms. Zagorski was Vice President Talent Development and Strategy at BASF Corporation. Prior to BASF Corporation, Ms. Zagorski was Vice President, Human Resources for the Snackfoods division of Mars, Incorporated and Global Head of Talent Management for Mars, Inc. She previously held senior level global human resources positions at Honeywell International, Inc. and in management consulting at KPMG.

32	Church & Dwight Co. | 2020 Proxy Statement

SECURITIES OWNERSHIP

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of our common stock as of March 3, 2020 (unless otherwise noted), by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director and nominee for director; (iii) each current executive officer named in the 2019 Summary Compensation Table on page 56; and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of such person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name. None of the shares held by directors and executive officers included in the table are pledged as security.

	Amount and Nature of Beneficial Ownership(1)		Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)	Percent of Class
BlackRock, Inc.(4)	20,921,302	9%	0
State Street Corporation(5)	13,147,218	5%	0
The Vanguard Group(6)	29,744,921	12%	0
James R. Craigie(7)	2,957,323	1%	0
Matthew T. Farrell(8)	1,486,300	*	90,482
Bradley C. Irwin	106,149	*	0
Robert D. LeBlanc(9)	85,590	*	0
Penry W. Price	110,775	*	0
Ravichandra K. Saligram(10)	151,915	*	48,272
Robert K. Shearer	72,232	*	20,921
Janet S. Vergis	39,008	*	0
Arthur B. Winkleblack(11)	79,797	*	0
Laurie J. Yoler(12)	2,886	*	0
Richard A. Dierker	33,434	*	6,465
Britta B. Bomhard	82,569	*	7,401
Steven P. Cugine	184,404	*	12,226
Patrick D. de Maynadier(13)	323,053	*	19,328
All executive officers and directors as a group (21 persons)	5,804,246	2%	228,065

*	Less than one percent.

(1)

Applicable percentage of ownership is based on 245,776,372 shares of our common stock outstanding as of March 3, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 3, 2020, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our common stock credited to the account of directors under the Deferred Compensation Plan for Directors or credited to the account of executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent interests equivalent in value to the fair market value of shares of our common

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SECURITIES OWNERSHIP

stock; gains or losses in the interests are based upon gains or losses in the fair market value of our common stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Because notional shares do not represent actual shares, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)

The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 3, 2020, as follows: Mr. Craigie, 2,923,316 shares; Mr. Farrell, 1,338,040 shares; Mr. Irwin, 60,668 shares; Mr. LeBlanc, 20,014 shares; Mr. Price, 90,018 shares; Mr. Saligram, 106,558 shares; Mr. Shearer, 43,124 shares; Ms. Vergis, 27,620 shares; Mr. Winkleblack, 60,668 shares; Ms. Yoler, 0 shares; Mr. Dierker, 25,060 shares; Ms. Bomhard, 77,120 shares; Mr. Cugine, 153,360 shares, Mr. de Maynadier, 308,640 shares; and all executive officers and directors as a group, 5,286,870 shares.

(4)

BlackRock, Inc. provided the following information in Amendment No. 10 to its Schedule 13G, filed with the SEC on February 5, 2020. As of December 31, 2019, BlackRock, Inc. and its affiliates named in such report (collectively, “BlackRock”) reported aggregate beneficial ownership of 20,921,302 shares of our common stock with sole voting power over 17,894,446 shares, shared voting power over no shares, sole dispositive power over 20,921,302 shares and shared dispositive power over no shares. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)

State Street Corporation provided the following information in its Schedule 13G, filed with the SEC on February 14, 2020. As of December 31, 2019, State Street Corporation and its affiliates named in such report (collectively, “State Street”) reported aggregate beneficial ownership of 13,147,218 shares of our common stock with shared voting power over 11,916,454 shares, sole voting power over no shares, shared dispositive power over 13,132,340 shares and sole dispositive power over no shares. The principal business address of State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(6)

The Vanguard Group provided the following information in Amendment No. 8 to its Schedule 13G, filed with the SEC on February 11, 2020. As of December 31, 2019, The Vanguard Group and its affiliates named in such report (collectively, “TVG”) reported aggregate beneficial ownership of 29,744,921 shares of our common stock with sole voting power over 382,256 shares, shared voting power over 90,374 shares, sole dispositive power over 29,296,403 shares and shared dispositive power over 448,518 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 293,573 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 239,622 shares as a result of its serving as investment manager of Australian investment offerings. The principal business address of TVG is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

Mr. Craigie’s ownership includes 7,604 shares of common stock held in two trusts for which Mr. Craigie holds either shared voting or shared investment power and 1,840 shares of common stock held by Mr. Craigie’s spouse for which he disclaims beneficial ownership.

(8)	Mr. Farrell’s ownership includes 35,904 shares of common stock held by Mr. Farrell’s spouse for which he disclaims beneficial ownership.

(9)	Mr. LeBlanc’s ownership includes 19,700 shares of common stock held by Mr. LeBlanc’s spouse, children and grandchildren for which Mr. LeBlanc holds sole voting and sole investment power.

(10)	Mr. Saligram’s ownership includes 45,209 shares of common stock held in a trust for which Mr. Saligram holds sole voting and sole investment power.

(11)	Mr. Winkleblack’s ownership includes 19,129 shares of common stock held in a trust for which Mr. Winkleblack holds sole voting and sole investment power.

(12)	Ms. Yoler’s ownership of 2,886 shares of common stock held in a trust for which she shares voting and investment power.

(13)	The right to exercise and dispose of 142,908 of the shares subject to the options included in this table has been transferred pursuant to a marital settlement agreement.

34	Church & Dwight Co. | 2020 Proxy Statement

CERTAIN RELATIONSHIPS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

The Code of Conduct includes our policy regarding the review and approval of related person transactions. In accordance with the Code of Conduct, all related person transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules must be reported to and approved by the Audit Committee.

RELATED PERSON TRANSACTIONS

There were no disclosable related person transactions during 2019.

Church & Dwight Co. | 2020 Proxy Statement	35

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of the integrity of Church & Dwight’s financial statements, compliance with legal and regulatory requirements, and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of Church & Dwight’s internal control over financial reporting. Deloitte & Touche LLP, Church & Dwight’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of Church & Dwight’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of Church & Dwight, and (ii) expressing an opinion on the effectiveness of Church & Dwight’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and Deloitte & Touche LLP’s evaluation of Church & Dwight’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board Standards and the Securities and Exchange Commission.

3.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert K. Shearer, Chair

Robert D. LeBlanc

Penry W. Price

Janet S. Vergis

36	Church & Dwight Co. | 2020 Proxy Statement

FEES PAID

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2019 and 2018 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Ltd., and their respective affiliates are as follows:

	2019 ($)	2018 ($)
Audit Fees	3,532,349	3,226,250
Audit-Related Fees(1)	594,001	211,841
Tax Fees(2)	548,230	448,264
All Other Fees	0	0
Total	4,674,580	3,886,355

(1)	Audit-related fees primarily include services for acquisition-related due diligence in both 2019 and 2018.

(2)	Tax fees include services for filing for tax incentives from government agencies, assistance for tax audits from taxing authorities, tax compliance, and planning.

Church & Dwight Co. | 2020 Proxy Statement	37

PRE-APPROVAL OF AUDIT

PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP during 2019 in accordance with our policy described below.

The Audit Committee pre-approves all permitted non-audit services to be provided by our independent registered public accounting firm. However, the Audit Committee has delegated to Mr. Shearer, as Chair of the Audit Committee, authority to pre-approve permitted non-audit services, provided that any such pre-approved non-audit services are reported to the full Audit Committee at its next scheduled meeting.

38	Church & Dwight Co. | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis addresses the compensation paid for 2019 to our named executive officers, which include our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly-compensated executive officers. Our named executive officers for the year ended December 31, 2019 were as follows:

Matthew T. Farrell	Chairman, President and Chief Executive Officer
Richard A. Dierker	Executive Vice President and Chief Financial Officer
Britta B. Bomhard	Executive Vice President and Chief Marketing Officer
Steven P. Cugine	Executive Vice President, International and Global New Products Innovation
Patrick D. de Maynadier	Executive Vice President, General Counsel and Secretary

The Compensation & Organization Committee or the “Committee”, reviews the executive compensation program each year for alignment with our business strategy and evolving market and governance practices for executive compensation. We believe that our current programs are aligned with the Company’s business priorities and designed to encourage shareholder value creation.

As part of the foregoing analysis, the Committee evaluates the relationship between pay and performance of our named executive officers. The analysis includes a review of the relationship between the compensation paid to the CEO and the other named executive officers and Company performance relative to roles within other similarly sized companies that have generally corresponding responsibilities. For 2019, the analysis shows a strong link between Company pay and Company performance as it relates to key operating measures.

We focus on the following objectives in making compensation determinations:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation.”

•	Condition the majority of a named executive officer’s compensation on a combination of short and long-term performance. We refer to this objective as “performance incentives.”

•

Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “alignment with stockholder interests.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

2019 Key Business Highlights and Strong Pay for Performance Alignment

2019 and 2018 Financial Results

During 2019 and 2018 we delivered the following results for Net Sales, Gross Margin, Diluted EPS, and Cash from Operations:

(In millions, except gross margin and per share data)	2019	2018
Net Sales	$4,345	$4,146
Gross Margin	45.5%	44.4%
Diluted EPS	$2.44	$2.27
Cash From Operations	$865	$764

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COMPENSATION DISCUSSION AND ANALYSIS

As discussed further below, these metrics are used to measure performance under our Annual Incentive Plan.

Pay for Performance Alignment

Church & Dwight’s fiscal year 2019 results continued to be aligned with pay in the following ways:

•

Annual Incentive Plan: The Annual Incentive Plan aligns the interests of our executives and stockholders by achieving goals that support long-term stockholder return. The Annual Incentive Plan rating was set at 1.20, a level 20 percent higher than a 1.0 target rating because our budgeted EPS growth on a percentage basis was significantly more challenging to achieve than the budgeted EPS growth of the TSR Peer Group (as defined below). The Company exceeded the plan rating by 33 percent (1.33) resulting in an actual performance rating of 1.60.

•

Long-Term Incentive: The Committee utilizes stock options as the primary form of long-term compensation. The Committee believes that stock options provide a strong incentive to increase stockholder value, since the value of stock options is directly dependent on the market performance of our common stock. The Committee believes that options are an appropriate vehicle for long-term equity compensation because they directly reflect the stockholder experience, are straightforward to communicate, and provide value only if our stock price increases over time, which aligns our executives’ interests with those of our stockholders in delivering total shareholder return (“TSR”).

2019 Executive Compensation Highlights

In consideration of the strong financial performance outlined above and the competitive market for executive pay, the Committee made the following compensation decisions in 2019 with respect to the compensation of our named executive officers:

Element of Compensation	2019 Compensation Decision
Base Salary	The Committee increased each of our named executive officers’ base salaries by approximately 3 percent, to further align with the corresponding median levels of our Compensation Peer Group (as described below) and industry survey data.
Annual Incentive Plan	The Committee maintained the target bonus percentage for each named executive officer at the same level as in 2018. For more information, see the Annual Incentive Plan on pages 45-47.
Option Grants	The Committee increased the stock option grant opportunities for Mr. Farrell, Mr. Dierker, Ms. Bomhard, Mr. Cugine, and Mr. de Maynadier taking into account their market positioning. The new opportunities were 530 percent, 220 percent, 105 percent, 105 percent and 150 percent, respectively. For more information, see “Long Term Incentives—Stock Options” on pages 48-49.

Peer Groups.    The Committee utilizes two distinct peer groups for benchmarking compensation and measuring financial and plan performance.

•

The compensation peer group is a group of 11 consumer-packaged goods companies, with similar distribution channels, a significant focus on brand recognition, and that have revenues in the range of approximately 50 – 200 percent of our revenues (the “Compensation Peer Group”). We believe there is a strong likelihood that the skills of our named executive officers are transferable among the companies in the Compensation Peer Group, so we would expect to compete with these companies

40	Church & Dwight Co. | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

for executive officer talent. For 2019, the Compensation Peer Group consisted of: The Clorox Company, Coco-Cola Bottling Co. Consolidated, Dr. Pepper Snapple Group, Inc., Edgewell Personal Care Company, Flowers Foods, Inc., Hain Celestial Group, Inc., Hasbro, Inc., McCormick & Company Incorporated, Perrigo Company, The Scotts Miracle-Gro Company and Spectrum Brands, Inc.

•

The TSR peer group is a group of nine consumer-packaged goods companies closely aligned with the Company’s business (the “TSR Peer Group”). The Committee compares the Company’s projected 2019 results with respect to EPS growth against the average projected EPS growth of the TSR Peer Group. This comparison against the TSR Peer Group is the key component used when determining the Company’s Annual Incentive Plan payout levels with respect to targeted financial performance against the Company’s Annual Incentive Plan metrics. For 2019, the TSR Peer Group consisted of: Colgate-Palmolive Company, The Clorox Company, Edgewell Personal Care Company, Energizer Holdings Inc., Kimberly Clark Corporation, Newell Brands Inc, The Procter & Gamble Company, Reckitt Benckiser Group plc, and Unilever Plc.

2019 COMPENSATION

The principal components of 2019 compensation that we paid to our named executive officers were designed to meet our compensation objectives as follows:

FY19 Pay Element Objective & Detail Base Salary Salary: Competitive Compensation Annual Incentive plan Net Sales (25%) Annual Incentive: Performance Incentive, Competitive Compensation, Alignment with Stockholder Interests Gross Margin (25%) The Annual Incentive Plan is intended to align executive and stockholder interests by incentivizing annual performance goals that support long-term stockholder returns: Total Pay -Net Sales is a key growth measure used in our industry- Gross Margin is indicative of our ability to control cost of sales and trade spending, which are critical components of operations Diluted EPS (25%)- Diluted Earnings Per Share is a key metric used by investors and indicative of profitability impacting our share price Cash from Operations (25%) -Cash from Operations is a standard metrics used by investors and a good indicator of process discipline and execution capabilities Long-Term Incentive Stock Options Long -Term Incentive (Options): Performance Incentive, Alignment with Stockholder Interests, Competitive Compensation, Retention Incentive Stock options provide to increase Stockholder value because the value of stock options is directly dependent on market performance of our common stock Profit Sharing Savings and Profit Sharing Plan Profit Sharing under Savings and Profit Sharing Plan: Performance Incentives, Retention Incentives

Church & Dwight Co. | 2020 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes some highlights of our compensation practices that drive our compensation programs:

What We Do:		What We Do Not Do:
☑	Significant stock ownership and stock holding requirements are in place for senior executives.	☒	No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

☑	A majority of our executive compensation is performance based.	☒	No hedging, pledging or short sales by our non-employee directors or employees with respect to Company securities.

☑	Limited perquisites for executives.	☒	No repricing stock options without prior stockholder approval.
☑	Appropriate balance between short-term and long-term compensation discourages short-term risk taking at the expense of long-term results.

☑	Our Annual Incentive Plan utilizes four diverse metrics to avoid over-emphasis on any one short-term measure.

☑	Change in control cash severance payments and vesting of stock options granted on or after July 30, 2019 require a “double trigger” before payment can be made or equity can vest (requiring a qualifying termination following a change-in-control).

☑	Our Compensation & Organization Committee engages an independent compensation consultant, who performs no other work for Church & Dwight, to advise on executive and non-employee director compensation matters.

☑	Clawback provisions permit the Compensation & Organization Committee to recoup certain compensation payments and stock grants made under our annual incentive plans, to the extent required by law or if otherwise agreed upon with the recipient.

DETERMINATION OF COMPETITIVE COMPENSATION

In making executive compensation decisions for 2019, the Committee reviewed data provided by Semler Brossy Consulting Group, LLC, the Committee’s independent compensation consultant (“Semler Brossy”), to compare the compensation of our named executive officers to the compensation of executives in the competitive market. The Committee relies on various sources of compensation information to ascertain the competitive market for our named executive officers such as data obtained from proxy materials of the Compensation Peer Group and survey data provided by national compensation consulting firms such as Willis Towers Watson and Equilar, reflecting companies in the consumer staples and consumer discretionary sectors within the Company’s revenue scope, to assist in decisions regarding base pay, short-term incentive targets under our Annual Incentive Plan and long-term incentives.

42	Church & Dwight Co. | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Peer Group is a group of 11 consumer-packaged goods companies that have revenues in the range of approximately 50 – 200 percent of our revenues. Within this classification, the Committee referenced companies with similar distribution channels and with a significant focus on brand recognition. We believe there is a strong likelihood that the skills of our named executive officers are transferable among the companies in the Compensation Peer Group, so we would expect to compete with these companies for executive officer talent. Below is a chart that shows the process used to determine the 2019 Compensation Peer Group:

Process for Determining Compensation Peer Group

Process for Determining Compensation Peer Group Industry: consumer packaged goods (other than tobacco and spirits) Revenue: within 50% - 200% of Church & Dwight Business Fit: similar distribution channels and brand recognition focus Compensation peer Group The Clorox Company Hasbro, Inc. Coca-Cola Bottling Co. Consolidated McCormick & Company Incorporated Dr. Pepper Snapple Group, Inc. Perrigo Company Edgewell Personal Care Company The Scotts Miracle-Gro Company Flowers Foods, Inc. Spectrum Brands, Inc. Hain Celestial Group, Inc.

During 2018, the Compensation Peer Group was updated to remove Mead Johnson who was acquired by Reckitt Benckiser. In 2019 the Committee reviewed the Compensation Peer Group to determine potential changes to use when evaluating 2020 compensation. This review focused on identifying the Company’s closest business comparators, including fast-growing companies, and adding similarly high valuation companies to ensure an appropriately sized analytical comparison within its disclosed peers. The peer group going forward will continue to include only companies with approximately 50-200 percent of our revenues.

The Committee primarily utilizes data from proxy materials with respect to the Compensation Peer Group for our CEO and CFO. With respect to our other named executive officers, the Committee primarily uses survey data in determining compensation due to the limited amount of comparable data available in the proxy materials from companies within the Compensation Peer Group, although the Committee does reference Compensation Peer Group data in determining our other named executive officers’ compensation when there is a meaningful level of relevant data for those positions.

In determining a 2019 competitive market guideline with respect to target total direct compensation, namely base salary, short-term incentive targets and long-term incentives, the Committee referenced a level that approximates the 50th percentile of the Compensation Peer Group, or the survey companies, as applicable. However, the Committee considers overall performance during the year, including TSR and other key financial performance metrics, when evaluating pay levels for our named executive officers. In addition, because a majority of our compensation is performance-based, actual cash compensation paid to our named executive officers could further vary from that paid to executive officers in the Compensation Peer Group or the survey companies, based on achievement of performance targets.

Church & Dwight Co. | 2020 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

MIX OF PAY

For 2019, approximately 87 percent of the CEO’s target compensation and, on average 67 percent of the other named executive officers’ target compensation was variable, based on Company and individual performance. Variable compensation consists of the target Annual Incentive Plan payout, target Profit Sharing amount and the target value of stock options granted. The percentages below are calculated by dividing each compensation element by target total compensation, which consists of base salary, target Annual Incentive Plan compensation, target Profit Sharing amount plus target long-term incentives.

SALARIES

In 2019, all of our named executive officers received base salary increases of approximately 3 percent, which was consistent with market increases for this period.

Compensation of each of our named executive officers is set forth on the “2019 Summary Compensation Table” on page 56.

44	Church & Dwight Co. | 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

ANNUAL INCENTIVE PLAN

Our Annual Incentive Plan utilizes four equally weighted metrics, namely: Net Sales, Gross Margin, Diluted EPS and Cash from Operations. The table below summarizes the reasons the Committee utilizes these metrics for our Annual Incentive Plan.

Measure (Weighting) Rationale Net Sales (25%) The Committee selected net sales as a measure of corporate performance because it is a key growth metric used in our industry. The Committee believes that in a mature industry subject to intense competition, net sales is a fundamental measure of our ability to compete effectively and grow. Gross Margin (25%) The Committee selected gross margin as a measure of corporate performance because the Committee believes that our ability to control cost of sales and trade spending are critical components in facilitating sustainable investment in our brands and operational capabilities. The effect of raw material and energy costs on our margins has underscored the need for effective management of both our product pricing and cost of sales. Diluted EPS (25%) The Committee selected diluted earnings per share as a measure of corporate performance because it is a key metric used by investors and is indicative of profitability affecting our share price. This metric is closely followed by analysts, investors, and our employees. It also is commonly used by other consumer packaged goods companies. Cash from Operations (25%) The Committee selected cash from operations as a measure of corporate performance, including our working capital utilization, because the Committee believes cash from operations is a standard performance metric used by investors and a good indicator of process discipline and execution capabilities. It also is a tool used by our management. The Committee believes that cash from operations provides a useful indication of our ability to pursue acquisitions, drive new product development, make capital expenditures to support organic growth and gross and gross margin improvements, return cash to stockholders through dividends and share repurchase, and/or reduce outstanding debt. Moreover, cash from operations is affected by net income and working capital factors relevant to assessing the management of our business. Payouts for each metric range from a 0.0 to 2.0 rating (equivalent to a 0% t0 200% payout)

The principal objective of the Annual Incentive Plan is to align executive and stockholder interests by providing an incentive to our named executive officers to achieve annual performance goals that also support long-term stockholder return. The performance goals are established each year to reflect specific objectives set in our annual budget. The Committee also considers competitive factors, including competitive market data for total cash compensation, which includes salary and target annual incentive bonus opportunities, in determining the amount of annual incentive award opportunities for our named executive officers.

To more accurately reflect the operating performance of our business, the Committee has approved adjustment principles to our reported financial results for the Annual Incentive Plan. Generally, these adjustments are made to exclude one-time or unusual items. The standard adjustments to reported financial results under our adjustment principles may vary from year to year and may have either a favorable or unfavorable impact on the Annual Incentive Plan. These standard adjustments include the amounts and percentages to eliminate the effect

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COMPENSATION DISCUSSION AND ANALYSIS

of foreign exchange rates that differed from budgeted amounts and the impact of unplanned acquisitions and divestitures. In 2019, the Annual Incentive Plan was adjusted to reflect the effect of changes in foreign exchange rates, the impact of the Flawless acquisition, the impact of the divestiture of the Brazil consumer business, and adjustments to the Passport and Flawless acquisitions earnout liabilities. The cumulative effect of these adjustments had no impact, as the reported rating of 1.60 equaled the adjusted rating of 1.60.

As noted above, in structuring total direct compensation for our named executive officers, we have referenced the 50th percentile of direct compensation of the Compensation Peer Group and survey data. This median has influenced our incentive compensation target award levels, although we have from time to time, including in 2019, set target payouts above the median level when we believed that our planned performance was well ahead of our TSR Peer Group targets.

The Committee uses a numerical performance rating system with a range from 0.0 to 2.0 to determine the payout amounts under the Annual Incentive Plan. In late January or early February of each year, the Committee determines the specific rating for each year by comparing the Company’s budgeted EPS growth for that year to the average budgeted EPS growth of the Company’s TSR Peer Group. A rating of 1.0 normally represents the target achievement level for plan performance with each participant’s target payout based on his or her target percentage of his or her annual base salary. For 2019, we set payout amounts for performance at plan levels that were 20 percent above the amounts that would be paid with respect to a 1.0 rating (or a 1.2 rating) because our budgeted EPS growth of 8 percent was significantly more challenging to achieve than the average budgeted EPS growth of the TSR Peer Group. As a result, if 2019 operating plan level performance (i.e., target performance) was achieved, the participant would receive an award payout representing a 1.2 rating. In 2019, the Company delivered superior year over year EPS growth of 9 percent, significantly higher than the average of the TSR Peer Group. The Company also exceeded its targets for Net Sales, Gross Margin, Diluted Earnings per Share, and Cash from Operations, resulting in an actual performance rating of 1.60. In addition to the strong absolute performance compared to the annual incentive targets, the Company demonstrated TSR of 8.3 percent (building on top of a 33 percent increase in TSR during 2018). The bonus payable under our Annual Incentive Plan is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 56. The following table indicates the percentage of salary payable at a 1.0 target rating, the percentage of salary payable at a 1.2 plan rating and the award opportunity for 2019, based on a 1.2 plan rating for each of our named executive officers:

Named Executive Officers

Annual Incentive Plan Target Payouts

Name	Percentage of Salary Payable at 1.0 Performance Rating	Percentage of Salary Payable at 1.2 Performance Rating	Award Opportunity (Based on a 1.2 Performance Rating)
Matthew T. Farrell	115%	138%	$1,464,000
Richard A. Dierker	70%	84%	$505,300
Britta B. Bomhard	50%	60%	$278,700
Steven P. Cugine	50%	60%	$267,600
Patrick D. de Maynadier	60%	72%	$323,352

As described above, in 2019 the Committee referenced competitive compensation data provided by Semler Brossy in setting the percentage levels.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table indicates, with respect to each corporate performance measure, the threshold level of 2019 performance for which a payout could be made, the target performance level, the maximum performance level, and the actual performance and performance ratings.

2019 Annual Incentive Plan Performance Ranges, Actual Performance and Performance Ratings

(in millions, except gross margin percentage and per share data)

Performance Measure	Threshold (0 rating)	Target (1.2 rating)	Maximum (2.0 rating)	Actual Performance (as adjusted)	Rating
Net Sales	$4,028	$4,283	$4,450	$4,315	1.35
Gross Margin	43.2%	44.4%	45.7%	45.1%	1.61
Diluted Earnings Per Share	$2.33	$2.45	$2.57	$2.49	1.46
Cash From Operations	$720	$800	$880	$877	1.97
Actual Performance Rating (Average)					1.60

The corporate performance rating for 2019 was equal to the weighted average number rating of these factors, or 1.60. Based on that performance rating, our named executive officers received award payments under the Annual Incentive Plan for 2019 as shown in the table below:

Named Executive Officers

2019 Annual Incentive Plan Payouts

Name	Plan Rating	Performance Rating vs Plan Rating	Actual Performance Rating	Actual Award Payment(1)(2)	Actual Award as percentage of Award Opportunity (Based on a 1.2 Performance Rating)
Matthew T. Farrell	1.20	1.33	1.60	$1,937,800	133%
Richard A. Dierker	1.20	1.33	1.60	$668,800	133%
Britta B. Bomhard	1.20	1.33	1.60	$368,900	133%
Steven P. Cugine	1.20	1.33	1.60	$354,200	133%
Patrick D. de Maynadier	1.20	1.33	1.60	$428,000	133%

(1)	Amounts rounded to nearest $100.

(2)	The award payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

PROFIT SHARING AMOUNT

Under our Savings and Profit Sharing Plan for Salaried Employees we make an annual contribution to each salaried employee’s account based on Company performance during the prior year. The performance metrics used to determine the profit sharing amount are the same ones used for the Annual Incentive Plan. For 2019, the contribution was equal to 8 percent of each salaried employee’s base salary and Annual Incentive Plan payment. Additional information on the profit sharing amount for 2019 is under the heading “Saving and Profit Sharing Plan for Salaried Employees” below on page 52.

The profit sharing contributions made to each named executive officer in 2019 are included in the “All Other Compensation” column of the Summary Compensation Table on page 56.

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COMPENSATION DISCUSSION AND ANALYSIS

LONG-TERM INCENTIVES—STOCK OPTIONS

Stock Options

In 2019, the Committee continued to utilize options on our common stock as our principal form of long-term compensation. The number of shares underlying options granted to our named executive officers is calculated by designating an amount equal to a percentage of the named executive officer’s salary and dividing that amount by the grant date fair value of the shares underlying the option, in accordance with U.S. generally accepted accounting principles, rounded to the nearest 10 shares. The grant date fair value of the stock options is calculated in accordance with ASC Topic 718. Stock options granted in 2019:

•	have a 10-year term,

•	vest on the third anniversary of the date of grant,

•	vesting is subject to continued service through such vesting date,

•	the exercise price is equal to the fair market value per share on the date of grant, based on the closing price as reported on the NYSE on that date.

The Committee believes that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is directly dependent on the market performance of our common stock following the date of grant. Stock options also directly reflect the stockholder experience, are straightforward to communicate, and provide value only if our stock price increases over time, which aligns our executives’ interests with those of our stockholders in delivering TSR.

Under our long-term incentive program, the Committee grants stock options to each of our named executive officers on an annual basis, based on a percentage of the executive officer’s salary. In connection with our 2019 grants, the Committee used the following percentages of salary based on market data for our named executive officers:

Named Executive Officers

Stock Option Grants as Percent of Salary

Name	Percentage of Salary
Matthew T. Farrell	530%
Richard A. Dierker	220%
Britta B. Bomhard	105%
Steven P. Cugine	105%
Patrick D. de Maynadier	150%

The number of shares underlying stock options granted to our named executive officers are set forth below in the “2019 Grants of Plan-Based Awards” table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the “2019 Grants of Plan-Based Awards” table.

The Committee has, from time to time, considered the structure of our long-term incentive compensation, which continues to consist entirely of stock options. The Committee continues to believe that stock options are the most effective and appropriate form of long-term incentive compensation for the Company to use at this time. Stock options also directly reflect the stockholder experience, are straightforward to communicate, and provide value only if our stock price increases over time, which aligns our executives’ interests with those of our

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COMPENSATION DISCUSSION AND ANALYSIS

stockholders in delivering TSR. On an ongoing basis, the Committee reviews with management and our Board the advisability of adopting alternative forms of long-term incentive compensation that are tied to, and provide incentives for, the long-term increase in stockholder value.

In 2018, the Committee amended the Stock Option Grant Agreement for Employees to allow for the exercise of option grants up to the expiration of their full term, post-retirement (the “Post Retirement Option Provision”). Options granted to our named executive officers in 2018 included the Post Retirement Option Provision. Since 2007, our stock option grants included a three-year post-termination vesting and exercise period (the “Old Option Provision” and, together with the Post Retirement Option Provision, the “Option Provisions”). The Option Provisions apply if (i) the option holder’s employment terminates due to retirement, as defined in the grant agreement, or is terminated by us without cause; (ii) the option holder is at least 55 years old and has completed at least five years of service with us; (iii) the sum of the option holder’s age and years of service is at least 65; and (iv) pursuant to our request, the option holder has signed a waiver and release agreement. We believe that the Option Provisions enable us to attract and retain seasoned executives who have considerable experience. Moreover, we believe the Option Provisions offset the effect of the three-year cliff vesting provisions of our stock options, which are less favorable than vesting provisions used by many of the Compensation Peer Group. Many of those companies provide for incremental vesting of stock options during the vesting period, while our options do not vest until they have been held for three years. We believe the Option Provisions encourage our employees to maintain employment with us for an extended period of time and to align their interests with longer-term Company performance. In 2019, the Committee amended the Stock Option Grant Agreements for the CEO and the Executive Vice Presidents to provide for a “double trigger” vesting of Options, granted on or after July 30, 2019, in the event of a change-in-control.

PERQUISITES AND CHARITABLE CONTRIBUTIONS

We provide very limited perquisites to our named executive officers. Our named executive officers may receive a comprehensive physical examination through a provider selected by the executive from among three providers that we have approved. We believe it is in our best interest to ensure that our named executive officers’ health is monitored so that any health-related issues pertaining to an executive can be identified and addressed promptly. The average cost to us for providing this benefit in 2019 is approximately $2,600 per executive. We also offer a financial planning program to our named executive officers. The average cost to us for providing this benefit in 2019 is approximately $15,000 per executive.

Except as noted above, we do not have programs for providing personal benefit perquisites to executive officers. From time to time the Company makes donations to non-profit organizations or educational institutions as requested by our executive officers and directors. The aggregate amount of all such donations with respect to named executive officers was $50,000 in 2019.

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COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION DECISIONS

The Compensation & Organization Committee approved the 2020 salary increases and target long-term incentive adjustments based on market data. The Compensation & Organization Committee approved the increase in target for the Annual Incentive Plan for Mr. Dierker from 70 percent to 85 percent. The Compensation & Organization Committee also approved the increase of the percent of salary measurement for stock option grants for Mr. Farrell under the Company’s long-term incentive program from 530 percent to 565 percent, for Mr. Dierker from 220 percent to 235 percent, for Ms. Bomhard from 105 percent to 115 percent, and for Mr. Cugine from 105 percent to 115 percent. In addition, each named executive officer received a 3 percent increase in base salary as indicated in the table below.

2020 Base Salary

Named Executive Officer	2019 Base Salary ($)	2020 Base Salary ($)ry ($)	Base Salary % Increase
Matthew T. Farrell	1,060,900	1,092,800	3
Richard A. Dierker	601,500	619,600	3
Britta B. Bomhard	464,500	478,500	3
Steven P. Cugine	445,618	459,400	3
Patrick D. de Maynadier	449,100	462,600	3

STOCK OPTION GRANT PRACTICES

The Compensation & Organization Committee makes annual stock option grants to executive officers and other employees effective on the Monday falling most closely to the midpoint between the dates of the Company’s first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant. The per share exercise price of stock options is equal to the closing price of a share of our common stock on the date of grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

The Compensation & Organization Committee delegates to our CEO and the Executive Vice President, Global Human Resources the ability to approve a specific number of stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition purposes. The Compensation & Organization Committee approved options to purchase 162,600 shares for these purposes in 2019. The timing and pricing of the option grants in 2019 conformed to the Compensation & Organization Committee practices described in the preceding paragraph.

We do not permit repricing of options without prior stockholder approval.

STOCK OWNERSHIP, TRADING GUIDELINES AND SHORT SALE, HEDGING AND PLEDGING POLICIES

Executive Stock Ownership Guidelines

In order to further align the interests of executive officers with the interests of our stockholders, we maintain stock ownership guidelines for our executive officers. The guidelines specify that each executive officer must hold equity in the Company’s stock equal to a multiple of each executive’s salary.

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COMPENSATION DISCUSSION AND ANALYSIS

The stock ownership guidelines applicable to each of our named executive officers at the end of 2019 are shown in the following table:

Title	Multiple of Salary Subject to Guidelines
Chief Executive Officer	6.0x
Chief Financial Officer	3.0x
Executive Vice President	2.5x

The calculation of ownership includes:

•	shares acquired and held upon stock option exercises,

•	the value of any vested or unvested stock or restricted stock,

•	stock held in the Company’s Profit Sharing Plan,

•	stock held in the Company’s Employee Stock Purchase Plan,

•	share equivalents held in the Executive Deferred Compensation Plan,

•	shares held in trust,

•	shares held outright, and

•	60 percent of the in-the-money value of vested and unvested stock options.

Executives are generally expected to achieve the guidelines within five years from the date on which they become subject to our stock ownership guidelines. If an executive is ever below their ownership requirements, our guidelines require the executive to hold 50 percent of the net, after-tax value of any equity received from the Company’s ongoing compensation programs. As of December 31, 2019, all of our executive officers who have been in their position for five years were in compliance with our stock ownership guidelines.

Trading, Short Sale, Hedging and Pledging

Additionally, our insider trading policy prohibits our directors, executive officers, and other employees from (i) buying or selling the Company’s securities while in possession of material, non-public information relating to us, (ii) engaging in short sales of our securities, (iii) buying or selling puts or calls or other derivative securities on our securities, (iv) participating in equity swap transactions involving Company stock, (v) purchasing Company shares on margin, (vi) short-term trading, (vii) pledging Company shares, (viii) standing orders, (ix) entering into hedging or monetizing transactions or similar arrangements with respect to our securities, and (x) engaging in any other form of hedging or monetization transactions or similar arrangements or financial instruments with respect to the Company’s securities.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements addressing compensation for our named executive officers that accrue value as the executive officers continue to work for us, provide special benefits upon certain types of termination events, or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.

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COMPENSATION DISCUSSION AND ANALYSIS

SAVINGS AND PROFIT SHARING PLAN FOR SALARIED EMPLOYEES

This plan, which we sometimes refer to below as the “Savings and Profit Sharing Plan,” is a tax-qualified defined contribution plan available to all of our domestic salaried and hourly employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 70 percent of his or her eligible compensation (approximately 15 percent for highly compensated employees in 2019), which includes salary and payments under the Annual Incentive Plan, on a pre-tax basis or as Roth contributions. We provide a matching contribution equal to 100 percent of the first five percent of eligible compensation that an employee contributes in any year. In addition, the plan provides a profit-sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year. The performance measures and results used to calculate the annual contribution level are identical to the Company-wide measures described above under “2019 Compensation—Annual Incentive Plan.” Achievement of the target performance rating would have resulted in a contribution of five percent of a participant’s base salary and Annual Incentive Plan payments made in 2019. Based on 2019 performance results, the Compensation & Organization Committee approved a contribution equal to 8 percent (5 percent target X 1.20 plan rating X 1.33 performance rating) of a participant’s eligible compensation in 2019. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a Company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code (the eligible compensation limit was $280,000 in 2019).

EXECUTIVE DEFERRED COMPENSATION PLAN

The Executive Deferred Compensation Plan (“EDCP”) and its predecessors collectively have been in effect for over 20 years. The EDCP is a nonqualified deferred compensation plan that provides potential tax benefits for certain employees, including our named executive officers. Under the EDCP as currently in effect, an executive officer can defer up to 85 percent of his or her salary and up to 85 percent of amounts paid to the executive officer under the Annual Incentive Plan. In addition, an executive can make a separate deferral, which we refer to below as the “Excess Compensation Deferral,” of up to five percent of compensation that exceeds Internal Revenue Code limits on eligible contributions under the Savings and Profit Sharing Plan. We provide a contribution equal to (i) 100 percent of the Excess Contribution Deferral; (ii) five percent of other salary and Annual Incentive Plan deferrals; and (iii) the profit sharing contributions we would have made to the participant’s account under the Savings and Profit Sharing Plan were it not for the Internal Revenue Code limit on the amount of eligible compensation under that plan and the participant’s deferrals into the EDCP.

Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment in our common stock. A participant may not initially allocate more than 50 percent of his or her contributions to our common stock, although the participant can increase the notional common stock amount through intra-plan transfers of notional investments previously made. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in annual installments, in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon termination (pre-retirement) death or disability. See the “2019 Nonqualified Deferred Compensation” table and accompanying narrative for additional information.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

We have adopted change in control and severance agreements for our executive officers because we believe that these agreements can create management stability during a period of potential uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We also

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COMPENSATION DISCUSSION AND ANALYSIS

believe that the agreements provide financial security to an executive officer in the event of an involuntary termination of the executive officer without cause or for good reason following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. We also provide severance benefits to our executive officers, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these obligations provide a competitive benefit that enhances our ability to hire and retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. The agreements do not contain an excise tax gross-up provision and, instead provide that, in the event that payments to be made to an executive under the agreements in connection with a change in control would result in the imposition of the excise tax under Internal Revenue Code Section 4999, the payments will be reduced to the highest amount that could be paid without triggering the excise tax if, following the reduction, the executive would retain a greater amount of net after-tax payments than if no reduction were made. If no reduction is made, the executive officer will pay any applicable excise tax.

See “Potential Payments Upon Termination or Change in Control” on pages 63-67 for further information regarding benefits under the change in control and severance agreements.

ACCOUNTING AND TAX CONSIDERATIONS

The Committee considers various accounting and tax implications of equity-based and other forms of compensation.

When determining the amounts of equity-based awards to be granted, the Committee examines the accounting cost associated with the grants. Under ASC 718, grants of stock options result in an accounting charge for the Company equal to the fair value of the award issued.

Internal Revenue Code Section 162(m) (“Section 162(m)”) generally disallows a federal income tax deduction for compensation paid by publicly held companies to certain of their executive officers that is in excess of $1,000,000 per year, subject to an exception for performance-based compensation that was eliminated by tax reform legislation under the Tax Cuts and Jobs Act (“TCJA”) for tax years beginning on or after January 1, 2018. The TCJA also expanded the scope of “covered employees” whose compensation may be subject to the deduction limitation by, among other things, including the principal financial officer and providing that once an individual becomes a covered employee for tax years beginning after December 31, 2016, that individual will remain a covered employee for all future years that the employee receives compensation (including after termination of employment). The TCJA included a transition rule under which the changes to Section 162(m) would not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date.

We historically structured certain portions of our executive compensation program in a manner intended to be performance-based for purposes of Section 162(m) (as in effect prior to enactment of TCJA) in order to preserve deductibility for federal income tax purposes under this provision. Nevertheless, the Committee believes that stockholder interests are best served if the Company’s flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. As a result, the Committee has approved salaries and other awards for executive officers that were not fully deductible because of Section 162(m) and, in light of the repeal of the performance-based compensation exception to Section 162(m), expects in the future to approve compensation to current and former executive officers that is not deductible for income tax purposes.

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COMPENSATION DISCUSSION AND ANALYSIS

SAY-ON-PAY VOTE

At the 2019 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the compensation paid to our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved compensation to our named executive officers, with over 92 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation policies. As we evaluated our compensation practices in fiscal 2019, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy. As a result, the Compensation & Organization Committee continued our general approach to executive compensation for 2019. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation  & Organization Committee will continue to seek and consider stockholder feedback in the future.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2019 compensation for executive officers, Mr. Farrell, aided by our human resources department, provided statistical data and recommendations to the Compensation & Organization Committee. Mr. Farrell did not make recommendations as to his own compensation. While the Compensation & Organization Committee utilized this information, and valued Mr. Farrell’s observations with regard to compensation for our other executive officers, the ultimate decisions regarding executive compensation and goal setting were made by the Compensation & Organization Committee.

ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in the Charter of the Compensation & Organization Committee, one of the Compensation & Organization Committee’s purposes is to administer our executive compensation program. It is the Compensation & Organization Committee’s responsibility to oversee the design of executive compensation programs, policies, and practices; to determine the types and amounts of compensation for executive officers; and to review and approve the adoption, termination, and amendment of, and to administer, our incentive compensation and stock option plans. All compensation for our executive officers ultimately must be approved by the Compensation & Organization Committee. Our human resources department supports the Compensation & Organization Committee’s work, and in some cases, acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Organization Committee directly engages Semler Brossy, an outside independent compensation consulting firm, to assist in its review of compensation for executive officers.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

Representatives from Semler Brossy attend Compensation & Organization Committee meetings, participate in executive sessions, and communicate directly with the Committee. Semler Brossy also provides independent consulting services to the Nominating & Governance Committee regarding non-employee director compensation.

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COMPENSATION & ORGANIZATION COMMITTEE REPORT

COMPENSATION & ORGANIZATION COMMITTEE REPORT

The Compensation & Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation & Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in Church & Dwight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted,

Arthur B. Winkleblack, Chair

Bradley C. Irwin

Penry W. Price

Laurie J. Yoler

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2019 SUMMARY COMPENSATION TABLE

2019 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for 2019, 2018, and 2017 of our Chairman, President and CEO, our Executive Vice President and CFO, and each of the persons who were the next three most highly paid executive officers in 2019, or our “named executive officers,” as defined in Item 402 of Regulation S-K.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2) ($)	Stock Awards(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)		Total ($)
Matthew T. Farrell(5)	2019	1,053,175			5,622,770	1,937,800	371,377	(6)	8,985,122
Chairman, President and	2018	1,022,500	208,100		4,377,524	1,387,500	272,089		7,267,713
Chief Executive Officer	2017	1,000,000			3,849,993	1,150,000	259,622		6,259,615
Richard A. Dierker(7)	2019	597,124			1,323,300	668,800	176,140	(8)	2,765,364
Executive Vice President, Chief	2018	579,750	71,800	50,280	963,614	478,900	126,789		2,271,133
Financial Officer	2017	562,750			754,156	393,900	110,919		1,821,725
Britta B. Bomhard(9)	2019	461,125			487,725	368,900	127,290	(10)	1,445,041
Executive Vice President, Chief Marketing Officer	2018	447,750	39,600	50,280	450,959	264,200	91,338		1,344,127
Steven P. Cugine(11)	2019	442,750			468,300	354,200	123,466	(12)	1,388,716
Executive Vice President, International and New Global Products Innovation
Patrick D. de Maynadier(13)	2019	445,825			673,650	428,000	105,858	(14)	1,653,333
Executive Vice President,	2018	432,750	46,000		632,191	306,400	83,401		1,500,742
General Counsel & Secretary	2017	419,750			562,596	251,900	90,136		1,324,384

(1)

Some of our named executive officers deferred a portion of their salary and non-equity incentive plan compensation in 2019 under the EDCP as follows: Mr. Farrell, $133,410; Mr. Dierker, $316,882; Ms. Bomhard, $288,715; Mr. Cugine, $24,804; and Mr. de Maynadier, $0.

(2)	Includes 15 percent additional bonus as the Company delivered EPS growth of 17 percent and extraordinary TSR of 33.2 percent.

(3)

The amounts shown for option and stock awards are based on the grant date fair value of awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 18, 2020. For information regarding the number of shares subject to 2019 stock option and restricted stock grants and other features of those grants, see the “2019 Grants of Plan-Based Awards” table on page 58. Mr. Dierker and Ms. Bomhard received grants of restricted stock for their respective sustained superior performance and to encourage retention.

(4)

Includes payments under the Annual Incentive Plan based on achievement of corporate performance measures. See “Compensation Discussion and Analysis—2019 Compensation—Annual Incentive Plan” for further information regarding payments for 2019.

(5)	Mr. Farrell’s base salary increased to $1,060,900 effective April 1, 2019.

(6)

Includes $344,341 of employer retirement savings contributions, of which $225,902 was contributed to Mr. Farrell’s account under the Savings and Profit Sharing Plan for Salaried Employees and $118,439 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $15,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Mr. Farrell is involved.

(7)	Mr. Dierker’s base salary increased to $601,500 effective April 1, 2019.

(8)

Includes $149,217 of the employer retirement savings contributions, of which $105,826 was contributed to Mr. Dierker’s account under the Savings and Profit Sharing Plan for Salaried Employees and $43,391 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $15,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Mr. Dierker is involved.

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2019 SUMMARY COMPENSATION TABLE

(9)	Ms. Bomhard’s base salary increased to $464,500 effective April 1, 2019.

(10)

Includes $99,440 of employer retirement savings contributions, of which $75,194 was contributed to Ms. Bomhard’s account under the Savings and Profit Sharing Plan for Salaried Employees and $24,246 was contributed to her account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $15,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Ms. Bomhard is involved.

(11)	Mr. Cugine’s base salary increased to $446,000 effective April 1, 2019.

(12)

Includes $95,466 of employer retirement savings contributions, of which $72,748 was contributed to Mr. Cugine’s account under the Savings and Profit Sharing Plan for Salaried Employees and $22,718 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $15,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Mr. Cugine is involved.

(13)	Mr. de Maynadier’s base salary increased to $449,100 effective April 1, 2019.

(14)

Includes $77,858 of employer retirement savings contributions, of which $77,858 was contributed to Mr. de Maynadier’s account under the Savings and Profit Sharing Plan for Salaried Employees and $0 was contributed to his account under the EDCP, based on statutory limits. This also includes reimbursement for a physical examination, $15,000 for a Company provided financial planning program, and donations of $10,000 that we made to non-profit organizations with which Mr. de Maynadier is involved.

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2019 GRANTS OF PLAN-BASED AWARDS

2019 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to our named executive officers in 2019.

Name	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: No of Shares of Common Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target (at 1.0 rating) ($)	Maximum ($)
Matthew T. Farrell	06/17/2019	04/30/2019	—	1,211,200	2,422,300	—	376,610	77.33	5,622,787
Richard A. Dierker	06/17/2019	04/30/2019	—	418,000	836,000	—	88,630	77.33	1,323,246
Britta B. Bomhard	06/17/2019	04/30/2019	—	230,600	461,100	—	32,670	77.33	487,763
Steven P. Cugine	06/17/2019	04/30/2019	—	221,400	442,800	—	31,370	77.33	468,354
Patrick D. de Maynadier	06/17/2019	04/30/2019	—	267,500	535,000	—	45,120	77.33	673,642

(1)	For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.”

(2)	There is no specified minimum award payout under the Annual Incentive Plan.

(3)

Constitutes target and maximum award opportunities for our named executives under our Annual Incentive Plan. See “Compensation Discussion and Analysis—2019 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the “2019 Summary Compensation Table”. Amounts are rounded to the nearest $100.

(4)

The amounts shown in this column represent the shares of our common stock underlying options granted under the Omnibus Equity Compensation Plan in 2019. All options were granted with an exercise price per share equal to the closing price per share as reported on the NYSE on the date of grant. The options vest as to all underlying shares on the third anniversary of the date of grant and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. In the event of a “change in control,” as defined in the Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest, unless our Board of Directors determines otherwise.

(5)

The grant date fair value is computed in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 12 to our consolidated financial statements in our Annual Report Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 18, 2020.

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2019 OUTSTANDING EQUITY AWARDS

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and restricted stock held by our named executive officers at December 31, 2019.

	Option Awards						Stock	Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Matthew T. Farrell	101,000				20.22	6/20/2021
	179,580				26.91	6/18/2022
	189,640				30.96	6/17/2023
	142,120				34.81	6/16/2024
	168,900				41.92	6/22/2025
	556,800				41.76	1/04/2026
			398,550		53.75	6/19/2027
			454,100		50.28	6/18/2028
			376,610		77.33	6/17/2029
Richard A. Dierker	25,060				41.76	1/04/2026
			78,070		53.75	6/19/2027
			99,960		50.28	6/18/2028
			88,630		77.33	6/17/2029
							1,000	70,340
Britta B. Bomhard	5,500				34.81	6/16/2024
	4,000				34.84	10/1/2024
	5,360				41.92	6/22/2025
	3,000				41.90	10/1/2025
	54,640				41.76	1/4/2026
	4,260				49.62	6/20/2026
			41,710		53.75	6/19/2027
			46,780		50.28	6/18/2028
			32,670		77.33	6/17/2029
							1,000	70,340
Steven P. Cugine	50,780				34.81	6/16/2024
	51,760 46,200 4,620				41.92 49.62 49.62	6/22/2025 6/20/2026 6/20/2026
			40,000		53.75	6/19/2027
			4,000 44,920 31,370		53.75 50.28 77.33	6/19/2027 6/18/2028 6/17/2029
Patrick D. de Maynadier	73,980	(4)			30.96	6/17/2023
	88,240	(4)			34.81	6/16/2024
	77,960	(4)			41.92	6/22/2025
	68,460	(5)			49.62	6/20/2026
			58,240	(6)	53.75	6/19/2027
			65,580	(6)	50.28	6/18/2028
			45,120		77.33	6/17/2029

(1)	Options vest and expire as to all of the underlying unexercisable shares as follows:

Option Exercise Price ($)	Expiration Date	Vesting Date
53.75	6/19/2027	6/19/2020
50.28	6/18/2028	6/18/2021
77.33	6/17/2029	6/17/2022

In the event of a “change in control,” as defined in the Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest unless our Board of Directors determines otherwise.

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2019 OUTSTANDING EQUITY AWARDS

(2)	Restricted Stock awards held by each of our named executive officers vest as follows:

	No. of Shares	Vesting Date
Richard A. Dierker	1,000	6/18/2021
Britta B. Bomhard	1,000	6/18/2021

(3)	Based on the $70.34 per share closing price of our common stock on December 31, 2019, as reported on the NYSE.

(4)	The economic interest of one-half of the shares subject to this option has been transferred pursuant to a marital settlement agreement.

(5)	The economic interest of one-third of the shares subject to this option has been transferred pursuant to a marital settlement agreement.

(6)	The economic interest of one-sixth of the shares subject to this option has been transferred pursuant to a marital settlement agreement.

60	Church & Dwight Co. | 2020 Proxy Statement

2019 OPTION EXERCISES AND STOCK VESTED

2019 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by our named executive officers during 2019.

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew T. Farrell	—	—		—	—
Richard A. Dierker	107,000	2,794,520		—	—
Britta B. Bomhard	27,000	1,160,761		—	—
Steven P. Cugine	52,240	2,338,468		12,545	816,178
Patrick D. de Maynadier	176,820	7,409,574	(1)	—	—

(1)	One-half of the value realized upon exercise was transferred by Mr. de Maynadier pursuant to a marital settlement agreement.

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2019 NONQUALIFIED DEFERRED COMPENSATION

2019 NONQUALIFIED DEFERRED COMPENSATION

Our named executive officers are among the employees eligible to participate in the EDCP. Participants can elect to defer up to 85 percent of each of their salary and Annual Incentive Plan payments. Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our common stock. The other notional investments are based on a group of mutual funds. We also made contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under the Savings and Profit Sharing Plan for Salaried Employees but for (i) limitations imposed by the Internal Revenue Code on plan contributions, and (ii) the participant’s deferrals under the EDCP. Following retirement, participants may elect to receive either a lump sum payment or installment payments for up to 20 years. A participant’s interest in the portion of his or her account derived from our contributions vests, depending on the nature of the contribution, between two to five years from commencement of employment.

The following table provides details regarding nonqualified deferred compensation for our named executive officers in 2019.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End ($)(2)
Matthew T. Farrell	133,410	262,440	795,726	—	8,246,708
Richard A. Dierker	316,882	95,501	200,397	—	1,538,116
Britta B. Bomhard	288,715	52,404	120,607	—	1,201,082
Steven P. Cugine	24,804	49,437	652,840	—	4,697,659
Patrick D. de Maynadier	—	27,856	225,759	—	2,172,130

(1)

All amounts shown in this column are reported as compensation in the “2019 Summary Compensation Table” for 2019. These amounts include contributions made after the end of 2019 which were earned with respect to 2019.

(2)

Includes amounts that are reported as compensation in the “2019 Summary Compensation Table” for 2018 and 2017 as follows: Mr. Farrell, $614,034; Mr. Dierker, $465,006; Ms. Bomhard, $429,153; Mr. Cugine, $147,535; and Mr. de Maynadier, $ 305,102. Amounts shown in this column also include contributions made after the end of 2019 which were earned with respect to 2019.

62	Church & Dwight Co. | 2020 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2019 (except as otherwise noted).

The information in this section does not include information relating to the following:

•	distributions under the EDCP—see “2019 Nonqualified Deferred Compensation” for information regarding this plan,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our tax-qualified defined contribution plan,

•	restricted shares and shares underlying options that vested prior to the termination event—see the “2019 Outstanding Equity Awards at Fiscal Year-End” table, and

•	short-term incentive payments that would not be increased due to the termination event.

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

We have entered into Change in Control and Severance Agreements with each named executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons unrelated to a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50 percent or more of our common stock,

•	the consummation of a merger or other business combination or a sale of all or substantially all of our assets, or

•

within any 24-month period, “incumbent directors” no longer constitute at least a majority of our Board of Directors; “incumbent directors” are (i) persons who were directors immediately before the beginning of the 24-month period and (ii) persons who are elected to our Board of Directors by a two-thirds vote of the incumbent directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason, generally within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum payment equal to two times (three times for Mr. Farrell) the sum of such executive officer’s base salary plus target bonus award under the Annual Incentive Plan for the year in which such termination occurs, and

•

a lump sum payment equal to the executive officer’s target bonus award under the Annual Incentive Plan multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum payment equal to the executive officer’s base salary (Mr. Farrell will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter), and

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POTENTIAL PAYMENTS UPON TERMINATION

•

a lump sum payment equal to the Annual Incentive Plan award that would have been payable to the executive officer based on actual performance multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment (to be paid on the later of the regularly scheduled payment date for the award and six months following the date of termination of employment).

“Good reason” means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a material demotion in title, position, or duties; (ii) the executive officer’s base salary and target award percentage or benefits are materially decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event that an executive officer becomes liable for payment of any excise tax under Internal Revenue Code Section 4999 with respect to any “excess parachute payments” under Internal Revenue Code Section 280G to be received under the agreement in connection with a change in control, we will reduce the payments below the threshold amount for “excess parachute payments” set forth in Section 280G, if the reduction would provide the executive with greater net after-tax payments than would be the case if no reduction were made and the payments were subject to excise tax under Section 4999.

In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control)—or, in the case of Mr. Farrell, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control)—or, in the case of Mr. Farrell, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance; and (iii) payment for unused vacation time. The agreement also contains non-competition, non-solicitation, and non-disparagement provisions.

The Change in Control and Severance Agreement replaced related provisions, if any, in the executive officer’s employment agreement.

VESTING PROVISIONS PERTAINING TO STOCK OPTIONS AND RESTRICTED STOCK UPON A CHANGE IN CONTROL

On July 30, 2019, the Board of Directors approved an amendment (the “Amendment”) to the Omnibus Equity Compensation Plan which requires “double trigger” vesting of grants made under the Omnibus Equity Compensation Plan on or after July 30, 2019 to participants with the title of Executive Vice President or Chief Executive Officer. Pursuant to the Amendment, if, in connection with a “change of control,” which definition of “change in control” is similar to that under the Change in Control and Severance Agreements, an acquirer of the Company assumes, substitutes or converts such grants to similar grants of the surviving corporation on an economically-equivalent basis and otherwise in accordance with the Plan, and the applicable participant’s employment terminates without “cause” or for “good reason” as defined in the Change in Control and Severance Agreements upon or within 24 months following the change of control, then upon such termination, the grants will automatically accelerate and become fully vested (at target values, if such grants are subject to performance conditions). Stock options and restricted stock granted prior to July 30, 2019 vest immediately upon a change in control, unless the Board of Directors determines otherwise.

64	Church & Dwight Co. | 2020 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION

TABLE OF BENEFITS UPON TERMINATION EVENTS

The following tables show potential payments to our named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2019 termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event are equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $70.34 closing price per share of our common stock on December 31, 2019, as reported on the NYSE. The values set forth in the tables below assume that each named executive officer’s employment is terminated simultaneously with the occurrence of a change in control. Stock options continue to vest in accordance with the terms of grant for three years for named executive officers who either are terminated without cause or voluntarily terminate and, in each case, meet our “age plus years of service” and other contractual qualifications for “retirement” treatment, and upon death or disability, in accordance with the terms of our plans. Because they do not accelerate, these amounts are not listed in the table. As of December 31, 2019, Messrs. Farrell, Cugine and de Maynadier met the minimum “age plus years of service” requirement for retirement.

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $70.34 closing price per share of our common stock on December 31, 2019, as reported on the NYSE. These benefit amounts are payable upon a voluntary termination of a named executive officer, provided such officer meets our qualifications for “retirement,” or upon the death or disability of such executive, in accordance with the terms of our plans. As of December 31, 2019, Messrs. Farrell, Cugine and de Maynadier met the minimum “age plus years of service” requirement for retirement.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

•

Under the Change in Control and Severance Agreements, if the named executive officer is terminated on December 31, he or she will be entitled to no additional payments with respect to this component beyond what the executive earned under the Annual Incentive Plan. The amounts earned by each named executive officer under the Annual Incentive Plan for 2019 are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 56. As noted above, in connection with a termination following a change in control, each executive officer would be entitled to a payment equal to his or her target bonus under the Annual Incentive Plan.

Matthew T. Farrell

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	6,842,805	2,121,800	—	—
Stock Options	15,721,191	—	—	—
Restricted Stock	—	—	—	—
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	35,022	23,348	—	—
Total	22,599,018	2,145,148	—	—

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POTENTIAL PAYMENTS UPON TERMINATION

Richard A. Dierker

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	2,045,100	601,500	—	—
Stock Options	3,300,379	—	—	—
Restricted Stock	70,340	—	—	—
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	33,526	16,763	—	—
Total	5,449,345	618,263	—	—

Britta B. Bomhard

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,363,500	464,500	—	—
Stock Options	1,630,376	—	—	—
Restricted Stock	70,340	—	—	—
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	23,246	11,623	—	—
Total	3,087,462	476,123	—	—

Steven P. Cugine

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,338,000	446,000	—	—
Stock Options	1,631,055	—	—	—
Restricted Stock	—	—	—	—
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	33,386	16,693	—	—
Total	3,002,441	462,693	—	—

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POTENTIAL PAYMENTS UPON TERMINATION

Patrick D. de Maynadier

Benefit Type	Change in Control Termination without Cause or for Good Reason ($)		Non-Change in Control Termination without Cause($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,437,120		449,100	—	—
Stock Options	2,281,736	(1)	—	—	—
Restricted Stock	—		—	—	—
Excise Tax and Gross-Ups	—		—	—	—
Health and Welfare Benefits	23,214		11,607	—	—
Total	3,742,070		460,707	—	—

(1)	A portion of these options are subject to a marital settlement agreement.

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CEO PAY RATIO

CEO PAY RATIO

We believe executive pay must be internally consistent and equitable to motivate our employees to create shareholder value. We are committed to internal pay equity, and the Compensation & Organization Committee monitors the relationship between the pay our officers receive and the pay our non-officer employees receive. The compensation for our CEO in 2019 was approximately 136.4:1 times the 2019 pay for our median employee.

As a result of the rules recently adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using the required calculations. As permitted by the rules, we used the median employee identified in 2018 for our 2019 analysis (which was the same median employee identified in 2017 for our 2018 analysis). There was no significant change in the Company’s employee population from 2017 to 2018 and 2018 to 2019 or in our compensation arrangements. In 2017 we examined the target total cash compensation (base salary plus target bonus) for all individuals, excluding our CEO, who were employed by us on November 30, 2017. We included all employees, whether employed on a full-time or part-time basis. We did not make any assumptions, adjustments, or estimates with respect to total target cash compensation. We excluded 73 employees from Brazil, which represented approximately 1.6 percent of the Company’s total employee population of 4,500 as of November 30, 2017. We believe the use of total target cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees.

We calculated annual total compensation for that employee using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table in this proxy statement.

As illustrated in the table below, our 2019 CEO to median employee pay ratio is 136.4:1.

	CEO to Median Employee Pay Ratio

	President and CEO		Median Employee
Base Salary	$1,053,175		$56,153
Option Awards	5,622,700		—
Restricted Stock Units	—		—
Annual Incentive Plan Compensation	1,937,800		2,695
All Other Compensation	371,377		7,046
TOTAL	$8,985,122		$65,894
CEO Pay to Median Employee Pay Ratio	136.4	:	1

68	Church & Dwight Co. | 2020 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2019

The following table provides information as of December 31, 2019, regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	14,449,839	43.23	21,550,161

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PROPOSAL 2

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the provisions of Section 14A of the Exchange Act, enacted as part of the Dodd-Frank Act, we are providing our stockholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules, commonly referred to as a say-on-pay vote. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables, and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2018 Annual Meeting of Stockholders, we provide to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers. Accordingly, the next vote to approve, on an advisory basis, the compensation of our named executive officers after the vote held at this Annual Meeting will be conducted at our 2021 Annual Meeting of Stockholders.

As described under “Compensation Discussion and Analysis,” our compensation objectives have focused on providing compensation that is competitive, includes meaningful performance incentives, aligns the interests of our executive officers and stockholders and provides an incentive for long-term continued employment with us.

We believe that our compensation program, which includes meaningful, performance-based components, has met these objectives and has enabled us to attract, motivate, and retain talented executives who have helped us achieve strong financial results. Please refer to the “Compensation Discussion and Analysis” for a detailed discussion of the performance goals addressed by our incentive programs and our compensation programs generally. Moreover, we believe that our compensation program is aligned with the long-term interests of our stockholders and contributed to our achievement of an average annual total stockholder return over the past one, five, and ten years of 8.3 percent, 14.6 percent, and 20.1 percent, respectively.

At the 2019 Annual Meeting of Stockholders, we asked our stockholders to vote to approve, on an advisory basis, the compensation paid to our named executive officers. Our stockholders overwhelmingly approved compensation to our named executive officers, with approximately 92 percent of votes cast in favor of our say-on-pay resolution. We value this positive endorsement by our stockholders of our executive compensation policies. As we evaluated our compensation practices in fiscal 2019, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy. As a result, the Compensation & Organization Committee continued our general approach to executive compensation for 2019. We believe our programs are effectively designed, are working well, and are aligned with the interests of our stockholders. The Compensation & Organization Committee will continue to seek and consider stockholder feedback in the future.

Accordingly, our Board of Directors recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Church & Dwight Co., Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2020 Annual Meeting of Stockholders.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, the Compensation & Organization Committee values the opinions expressed by our stockholders, will continue to seek and consider stockholder feedback in the future, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Your Board of Directors unanimously recommends a vote FOR approval, on an advisory basis, of the compensation of our named executive officers.

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PROPOSAL 3

PROPOSAL 3: PROPOSAL TO AMEND AND RESTATE THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO GIVE HOLDERS OF 25% OF COMPANY STOCK THE RIGHT TO REQUEST A SPECIAL MEETING

Summary

As part of the Board’s review of our corporate governance practices, the Governance & Nominating Committee and the Board considered the advantages and disadvantages of permitting stockholders to request special meetings. As a result of the Board’s ongoing review of our corporate governance practices, and upon the recommendation of the Governance & Nominating Committee, our Board of Directors has approved and declared advisable, and recommends that our stockholders adopt, an amendment and restatement of our Certificate of Incorporation (as so amended and restated, the “Amended and Restated Certificate of Incorporation”) to enable stockholders who have continuously owned, for at least one year prior to the date of delivery of their special meeting request, 25% or more of our stock and who comply with the other applicable requirements and procedures set forth in our Amended and Restated Certificate of Incorporation and our Bylaws to request that the Company call a special meeting of the stockholders (the “Special Meeting Amendment”). The description in this Proposal 3 of the proposed Special Meeting Amendment to our Certificate of Incorporation should be read in conjunction with the full text of the Special Meeting Amendment set forth in Article TENTH of the proposed Amended and Restated Certificate of Incorporation, which is included as Appendix A to this Proxy Statement. We are also proposing in Proposal 4 and Proposal 5 below to amend the Certificate of Incorporation to remove certain supermajority requirements from the Certificate of Incorporation and to delete certain advance notice requirements from the Certificate of Incorporation (which advance notice requirements will be updated and moved to the Bylaws), in each case as more fully described in Proposal 4 and Proposal 5, respectively, and these proposed modifications are also reflected in the proposed Amended and Restated Certificate of Incorporation attached to this Proxy Statement as Appendix A.

If this Proposal 3 is approved by our stockholders, we intend to promptly file the Amended and Restated Certificate of Incorporation setting forth the Special Meeting Amendment with the Secretary of State of the State of Delaware. If the Special Meeting Amendment is adopted by our stockholders, the Board of Directors plans to adopt amendments to the Bylaws to implement the special meeting request right, which are expected to include, among other things, the holding, procedural and informational requirements described below. The description of the amendment to the Bylaws is qualified in its entirety by and should be read in conjunction with the full text of the contemplated amendments to the Bylaws set forth in Appendix B included with this Proxy Statement.

Reasons for the Company Special Meeting Proposal

While the Board recognizes that providing a stockholder right to call special meetings is viewed by some stockholders as a good corporate governance practice, the Board also believes that special meetings of stockholders should be extraordinary events that are held only when strategic concerns or other similar critical, time-sensitive issues require that the matters to be addressed not be delayed until the Company’s next annual meeting of stockholders. Further, special meetings impose significant costs, both administrative and operational. Our Board of Directors and executive management must devote significant time and attention to preparing for a special meeting, taking their attention away from their primary focus of overseeing and operating the Company’s business in the best interest of its stockholders and creating long-term stockholder value.

Because of these reasons, the Board of Directors believes that a small percentage of stockholders should not be able to request a special meeting for their own narrow interests. The Board of Directors believes that a 25% ownership threshold, with appropriate holding and procedural requirements and limitations, sets an appropriate level, based on the Company’s current size and stockholder composition, that ensures a stockholder right in the event of a critical, time-sensitive issue, while still adequately protecting the long-term interests of the Company and its stockholders. In addition, as of March of 2020, a majority of S&P 500 companies that have adopted a stockholder special meeting right, require a threshold of 25% or greater.

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PROPOSAL 3

Description of the Amendment

Delaware law does not grant stockholders of a corporation the absolute right to call or to request that the corporation call a special meeting. Rather, it provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of the corporation. Our Certificate of Incorporation currently allows special meetings of stockholders to be called only by or at the direction of the Board of Directors or by our Chief Executive Officer. If this Proposal 3 is approved by stockholders, special meetings may also be called by the Secretary at the written request of stockholders holding at least 25% of our outstanding shares of common stock who otherwise comply with the requirements set forth in the Certificate of Incorporation and the Bylaws.

Overview of Related Changes to the Bylaws

If this Proposal 3 is approved by our stockholders, our Board of Directors will adopt amendments to the Bylaws to implement the special meeting right, which are expected to include provisions setting forth the holding, procedural and informational requirements described below. Our Board of Directors believes that these requirements are important to protect the long-term interests of the Company and its stockholders by deterring abuse of the right to request a special meeting. Among other things, these procedural and informational requirements ensure that the Company avoids duplicative and unnecessary special meetings addressing matters recently considered by stockholders or that stockholders will soon consider at an upcoming stockholder meeting. In addition, they provide certain protections so that the special meeting right is not abused by short-term stockholders with interests that may be different from the interest of our long-term stockholders or by stockholders that may benefit financially from a decline in the market price of the Company’s stock; and provide the Company with adequate information regarding the identity of the requesting stockholders and the matters proposed to be addressed at the special meeting. These requirements include without limitation:

•

The stockholder(s) requesting that the Company call a special meeting must provide certain information to the Company in its special meeting request including, but not limited to, information regarding the business proposed to be conducted at the special meeting and information regarding the requesting stockholder(s) that is similar to the information currently required in order for a stockholder to nominate directors or propose business at our annual meetings.

•

The requesting stockholder(s) must provide information demonstrating that such stockholders have continuously owned 25% or more of the Company’s common stock for at least one-year. Ownership of the Company’s common stock will be determined in the same manner as currently required by our Bylaws with respect to nominating directors via our proxy access right, which is based on a “net long” ownership definition (generally requiring full voting and investment rights and full economic interest with respect to the shares).

•	The requesting stockholder(s) must have held the requisite amount of the Company’s common stock for at least one-year prior to requesting the special meeting.

•

In order to avoid duplicative or unnecessary special meetings, the Bylaws provide for certain circumstances where a special meeting request would not be valid. For example, a special meeting cannot be requested less than 30 days after the last annual meeting of stockholders or within 90 days prior to the anniversary of the prior year’s annual meeting of stockholders.

•

The business conducted at any special meeting requested by stockholders will be limited to the purposes stated in the request for the special meeting, but the Board of Directors may in its discretion submit additional matters for consideration.

Required Vote and Impact of Vote

In order to be approved, this Proposal 3 requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote on the Special Meeting Amendment. If the Company’s

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stockholders approve this Proposal 3, we intend to promptly file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation setting forth the Special Meeting Amendment attached to this Proxy Statement as Appendix A, and we will adopt amendments to the Bylaws to implement the special meeting right as attached to this Proxy Statement as Appendix B. If the Company’s stockholders do not approve this Proposal 3, stockholders will not have the ability to request that the Company call a special meeting.

Not Conditioned on Other Proposals

This Proposal 3 is separate from, and is not conditioned on, the approval of Proposal 4 (amend and restate the Certificate of Incorporation to eliminate certain supermajority voting requirements) or Proposal 5 (amend and restate the Certificate of Incorporation to delete certain advance notice requirements (which advance notice requirements will be updated and moved to the Bylaws as more fully described in Proposal 5)). Your vote on Proposal 4 and Proposal 5 will not affect your vote on this Proposal 3. If this Proposal 3 receives the required vote but Proposals 4 and 5 do not, we will file an amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting only the Special Meeting Amendment. If this Proposal 3 receives the required vote but one of Proposal 4 or Proposal 5 does not, we will file an amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting only the amendments described in this Proposal 3 and the other proposal that received the requisite vote of our stockholders.

Your Board of Directors recommends a vote FOR the adoption of the Special Meeting Amendment of our Certificate of Incorporation.

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PROPOSAL 4

PROPOSAL 4: PROPOSAL TO AMEND AND RESTATE THE COMPANY’S CERTIFICATE OF INCORPORATION TO ELIMINATE CERTAIN SUPERMAJORITY REQUIREMENTS TO AMEND CERTAIN OF ITS PROVISIONS

Summary

Our Certificate of Incorporation currently provides that certain provisions may only be amended, altered, changed or repealed by the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock entitled to vote generally in the election of our directors. As a result of the Board’s ongoing review of our corporate governance practices, and upon the recommendation of the Governance & Nominating Committee, the Board has declared advisable and approved, and recommends that our stockholders adopt, an amendment and restatement of the Certificate of Incorporation to eliminate these supermajority voting provisions contained in Article EIGHTH of the Certificate of Incorporation which require the affirmative vote of the holders of two-thirds or more of the outstanding shares entitled to vote in the election of directors to amend certain provisions of the Certificate of Incorporation (the “Supermajority Amendment”). The description in this Proposal 4 of the proposed Supermajority Amendment to the Certificate of Incorporation is qualified in its entirety and should be read in conjunction with the full text of Article EIGHTH, as reflected in the copy of the proposed Amended and Restated Certificate of Incorporation attached to this Proxy Statement as Appendix A. As described in Proposal 3 above and in Proposal 5 below, we are also seeking stockholder approval to amend and restate the Certificate of Incorporation to give holders of 25% of our common stock that meet certain requirements the right to request special meetings and to delete certain advance notice requirements (which advance notice requirements will be updated and moved to the Bylaws), in each case as more fully described in Proposal 3 and Proposal 5 respectively, and these proposed modifications are also reflected in the proposed Amended and Restated Certificate of Incorporation attached to this Proxy Statement as Appendix A. If the Supermajority Amendment is approved by our stockholders, we intend to promptly file the Amended and Restated Certificate of Incorporation eliminating the supermajority voting provisions contained in Article EIGHTH with the Secretary of State of the State of Delaware.

Background of the Proposal

As part of the Board’s review of our corporate governance practices, the Governance & Nominating Committee and the Board considered the advantages and disadvantages of the supermajority voting provisions contained in our Certificate of Incorporation. Supermajority voting provisions are intended to facilitate corporate governance stability by requiring broad stockholder consensus to effect changes. However, many investors and others view supermajority voting provisions as conflicting with principles of good corporate governance because the provisions may impede accountability to stockholders and contribute to board and management entrenchment. These investors assert that supermajority voting provisions cause boards and management to be less responsive to stockholders. Since certificates of incorporation often set forth rights and privileges of stockholders, some view supermajority voting restrictions on the ability to amend a certificate of incorporation as a limitation on stockholder rights. After considering the advantages and disadvantages of the supermajority voting provisions contained in the Certificate of Incorporation, the Board has determined that it is in the best interests of the Company and its stockholders that the Certificate of Incorporation be amended to eliminate the supermajority voting provisions contained in Article EIGHTH of the Certificate of Incorporation. However, the Board has not approved, and is not asking stockholders to approve at this time, removal of the supermajority voting provisions with respect to certain mergers, consolidations, or dispositions of substantial assets of the Company provided in Article NINTH of the Certificate of Incorporation, or with respect to stockholders filling a vacancy on the Board following a removal of director as required by Section (c) of Article FIFTH of the Certificate of Incorporation. Pursuant to Section 242(b)(4) of the Delaware General Corporation Law (the “DGCL”), because these provisions require the approval of the holders of at least by two-thirds of the outstanding shares of capital stock of the Company entitled to vote in the election of directors for the Company to take certain actions, amending these provisions will also require the approval of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote in the election of directors, even if this Proposal 4 is approved and the supermajority requirements contained in Article EIGHTH are removed.

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PROPOSAL 4

Summary of Changes

Delaware law provides that, unless the provisions of a corporation’s certificate of incorporation provide for a greater vote, the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote on the amendment is required for stockholders to adopt an amendment to the certificate of incorporation. Article EIGHTH of our current Certificate of Incorporation sets forth the supermajority voting requirements with respect to any proposed amendment, alteration, change or repeal of Article FIFTH (number of, election and terms of our Board of Directors), Article EIGHTH (amendments to the Amended and Restated Certificate of Incorporation; ability of stockholders to act by written consent), and Article NINTH (mergers, consolidations, and sales of substantial assets). If this Proposal 4 is approved by stockholders, the stockholder vote required for any amendment, alteration, change or repeal of the Amended and Restated Certificate of Incorporation (other than any amendment to Article NINTH or to the provisions relating to stockholders filling a vacancy on the Board following a removal of director under Section (c) of Article FIFTH), will be reduced from the holders of two-thirds of the voting power of the outstanding shares of stock of the Company entitled to vote in the election of directors to the holders of a majority of the voting power of the then-outstanding shares of stock of the Company entitled to vote thereon. The supermajority provisions with respect to certain mergers, consolidations or dispositions of substantial assets of the Company contained in Article NINTH and with respect to stockholders filling a vacancy on the Board following a removal of director as required by Section (c) of Article FIFTH will remain in place and will not be changed as a result of this Proposal 4. In addition, pursuant to Section 242(b)(4) of the DGCL, amendments to Article NINTH and such provision in section (c) of Article FIFTH will still require the approval of two-thirds of the voting power of the outstanding shares of capital stock entitled to vote in the election of directors. This discussion is qualified in its entirety by reference to the complete text of the proposed Amended and Restated Certificate of Incorporation, which is attached to this Proxy Statement as Appendix A.

Required Vote and Impact of Vote

In order to be approved, this Proposal 4 requires the affirmative vote of the holders of two-thirds or more of our outstanding shares of common stock entitled to vote at the Annual Meeting. If the Company’s stockholders approve this Proposal 4, we intend to promptly file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation reflecting the Supermajority Amendment attached to this Proxy Statement as Appendix A. If the Company’s stockholders do not approve the Supermajority Amendment, the supermajority voting requirements contained in Article EIGHTH of the Certificate of Incorporation will remain in effect.

Not Conditioned on Other Proposals

This Proposal 4 is separate from, and is not conditioned on, the approval of Proposal 3 (amend and restate the Certificate of Incorporation to give holders of 25% of our common stock that meet certain requirements the right to request special meetings) or the approval of Proposal 5 (amend and restate the Certificate of Incorporation to delete certain advance notice requirements (which advance notice requirements will be updated and moved to the Bylaws as more fully described in Proposal 5). Your vote on Proposal 3 will not affect your vote on this Proposal 4. If this Proposal 4 receives the required vote but Proposal 3 and Proposal 5 do not, we will file an amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting only the Supermajority Amendment. If this Proposal 4 receives the required vote but one of Proposal 3 or Proposal 5 does not, we will file an amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting only the Supermajority Amendment and the other proposal that received the requisite vote of our stockholders.

Your Board of Directors recommends a vote FOR adoption of the Supermajority Amendment of our Certificate of Incorporation.

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PROPOSAL 5

PROPOSAL 5: PROPOSAL TO AMEND AND RESTATE THE COMPANY’S CERTIFICATE OF INCORPORATION TO MOVE THE ADVANCE NOTICE REQUIREMENTS TO THE COMPANY’S BYLAWS (SUCH REQUIREMENTS TO BE UPDATED)

Summary

Article TENTH of the Certificate of Incorporation sets forth certain advance notice requirements in order for our stockholders to nominate persons for election to the Board at an annual or special meeting of stockholders or to propose other business to be considered at an annual meeting of stockholders (the “Advance Notice Requirements”). As part of the Board’s ongoing review of our corporate governance practices, the Governance & Nominating Committee and the Board considered the advantages and disadvantages of moving the Advance Notice Requirements from the Certificate of Incorporation to the Bylaws and of updating the Advance Notice Requirements as set forth in the Bylaws attached as Appendix B included with this Proxy Statement (as updated, the “Updated Advance Notice Requirements”). As a result of the Board’s ongoing review of our corporate governance practices, and upon the recommendation of the Governance & Nominating Committee, the Board has declared advisable and approved, and recommends that our stockholders adopt, an amendment and restatement of the Certificate of Incorporation to eliminate the Advance Notice Requirements from the Certificate Incorporation (“Advance Notice Amendment”). If the Advance Notice Amendment is adopted, the Board plans to adopt amendments to the Bylaws to implement the Updated Advance Notice Requirements.

The description of the Advance Notice Amendment is qualified in its entirety and should be read in conjunction with the full text of the proposed Amended and Restated Certificate of Incorporation, which is included as Appendix A to this Proxy Statement. The description of the Updated Advance Notice Requirements is qualified in its entirety and should be read in conjunction with the full text thereof as set forth in Appendix B included with this Proxy Statement. We are also proposing in Proposal 3 above to provide holders of 25% of our common stock that meet certain requirements with the right to request a special meeting, and in Proposal 4 above to remove certain supermajority requirements from the Certificate of Incorporation, if Proposal 3 and Proposal 4 in this Proxy Statement are approved by the requisite vote of our stockholders at the Annual Meeting, and these proposed modifications are also reflected in the proposed Amended and Restated Certificate of Incorporation.

If this Proposal 5 is approved by our stockholders, we intend to promptly file the Amended and Restated Certificate of Incorporation reflecting the Advance Notice Amendment with the Secretary of State of the State of Delaware. If the Advance Notice Amendment is adopted by our stockholders, the Board of Directors plans to adopt amendments to the Bylaws to implement the Updated Advance Notice Requirements, which are expected to include, among other things, the Advance Notice Requirements currently provided for in Article TENTH of the Certificate of Incorporation, and the additional procedural and informational requirements described below. The Board of Directors currently intends to amend the Bylaws to adopt the Updated Advance Notice Requirements set forth in Appendix B included with this Proxy Statement.

Reasons for the Proposal

Advance notice requirements provide companies and their stockholders with advance notice of a stockholders’ intention to nominate directors for election to a company’s board, or to propose other business to be considered at a stockholder meeting. Currently, the Company’s Advance Notice Requirements are provided in Article TENTH of the Certificate of Incorporation. These requirements are designed to the give the Company and its stockholders sufficient time, and the necessary information, to make an informed judgment about how to respond, consider and ultimately to vote on such nominations or proposals. The Company’s Advance Notice Provisions are designed to promote transparency and provide for an orderly stockholder meeting process without materially diminishing stockholder rights. After careful consideration, and review of the governing documents of other similarly situated companies, the Board has determined that moving the Advance Notice Requirements from the Certificate of Incorporation to the Bylaws and adopting the Updated Advance Notice Requirements is in the best interest of the Company and its stockholders. Moving these provisions from the Certificate of Incorporation to the Bylaws gives the Company and its stockholders increased flexibility in the design and implementation of these requirements, and allows for them to be amended to reflect current best practices, changes in Delaware law, or

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PROPOSAL 5

changes to the Company’s circumstances in a timely manner, rather than necessitating approval by the Board and the subsequent adoption by the Company’s stockholders at a meeting of stockholders, as is currently required to amend the Advance Notice Requirements contained in the Certificate of Incorporation. Moving the Advance Notice Requirements will give the Company and its stockholders added flexibility and align the Company with the vast majority of other similarly situated companies.

Description of the Amendment

The Advanced Notice Requirements are currently provided in Sections (b) through (g) of Article TENTH of the Certificate of Incorporation. If this Proposal 5 is approved by our stockholders, these sections will be removed from the Certificate of Incorporation. If the stockholders adopt the Advance Notice Amendment, the Board currently intends to amend the Bylaws to implement the Updated Advance Notice Requirements to the Bylaws, as described below.

Overview of Related Changes to the Bylaws

If this Proposal 5 is approved by our stockholders, our Board of Directors will adopt amendments to the Bylaws to move the Advance Notice Requirements from the Certificate of Incorporation to the Bylaws and implement the Updated Advance Notice Requirements. The Updated Advance Notice Requirements, among other changes, revise the process and information obligations with respect to the Advance Notice Requirements.

Currently, the Advance Notice Requirements require a stockholder nominating a candidate for the Company’s Board or providing notice of other business to be brought before the Company’s stockholders, to provide, at the time of submitting such nomination or proposal, the name of the stockholder, the number of shares they own, and a description of all agreements or understandings regarding the proposed nominee or proposal, as well as certain other information. The Board intends to maintain these requirements under the Updated Advance Notice Requirements to the Bylaws, and to also require that such stockholder disclose to the Company at the time of submitting the nominee or the proposal (1) a description of any agreements relating to hedging or shorting the stockholders’ interest in the Company’s securities, (2) a representation as to whether the stockholder has formed a “group” with any other stockholders relating to the business or nominee submitted by the stockholder, and (3) any other information that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies for the nominees or proposed business.

Additionally, the Board intends to revise the Advance Notice Requirements to provide that the number of nominees that a stockholder may nominate for election at the stockholder meeting may not exceed the number of directors to be elected at such meeting.

Required Vote and Impact of Vote

In order to be approved, this Proposal 5 requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote on the Advance Notice Amendment. If the Company’s stockholders approve this Proposal 5, we intend to promptly file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation reflecting the Advance Notice Amendment attached to this Proxy Statement as Appendix A, and the Board intends to adopt amendments to the Bylaws to implement the Updated Advance Notice Requirements. If the Company’s stockholders do not adopt the Advance Notice Amendment, the Advance Notice Requirements will remain in the Certificate of Incorporation, and the Board will not amend the Bylaws to implement the Updated Advance Notice Requirements.

Not Conditioned on Other Proposals

This Proposal 5 is separate from, and is not conditioned on, the approval of Proposal 3 (amend and restate the Certificate of Incorporation to provide for the right of holders of 25% of our common stock that meet certain requirements to request a special meeting) or Proposal 4 (amend and restate the Certificate of Incorporation to eliminate certain supermajority voting requirements). Your vote on Proposal 3 or Proposal 4 will not affect your

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PROPOSAL 5

vote on this Proposal 5. If this Proposal 5 receives the required vote but both Proposal 3 and Proposal 4 do not, we will file an amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting only the Advance Notice Amendment. If this Proposal 5 receives the required vote but one of Proposal 3 or Proposal 4 does not, we will file an amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware reflecting only the Advance Notice Amendment and the other proposal that received the requisite vote by our stockholders.

Your Board of Directors recommends a vote FOR the approval of the adoption of the Advance Notice Amendment to our Certificate of Incorporation.

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PROPOSAL 6

PROPOSAL 6: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte & Touche LLP to serve as our independent registered public accountant for 2020. In accordance with past practice, this selection will be presented to our stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by our stockholders. Deloitte & Touche LLP has served as our independent registered accountant since 1968.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the Annual Meeting, if he or she desires to do so.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

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HOUSEHOLDING OF PROXY MATERIALS

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request by telephone or in writing to the stockholder’s broker if the shares are held in a brokerage account or, if the shares are registered in the name of the stockholder, to our transfer agent, Computershare Investor Services LLC, 250 Royall Street, Canton, MA 02021, telephone: (866) 299-4219. We promptly will send additional copies of the relevant material following receipt of a request for additional copies.

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OTHER BUSINESS

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.

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STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2021 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal executive offices (to the attention of the Secretary) no later than November 20, 2020 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2021 Annual Meeting of Stockholders, other than a proposal for inclusion in the proxy statement pursuant to SEC regulations, or who wants to nominate a person for election to our Board of Directors at that meeting, must provide a written notice that sets forth the specified information described in our Certificate of Incorporation concerning the proposed business or nominee. The notice must be delivered to the Secretary at our principal executive offices, at the address set forth on the first page of this proxy statement, no later than November 20, 2020. A copy of our Certificate of Incorporation can be obtained upon request directed to the Office of the Secretary at the address set forth on the first page of this proxy statement.

The Board has adopted proxy access, which allows a stockholder or group of up to 20 stockholders who have owned at least 3% of the Company’s Common Stock for at least three years to submit director nominees (up to the greater of two individuals or 20% of the Board) for inclusion in the Company’s proxy materials if the stockholder or group provides timely written notice of such nomination and the stockholder or group, and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. To be timely for inclusion in the Company’s proxy materials, notice must be received by the Corporate Secretary at the principal executive offices of the Company no earlier than the close of business on October 21, 2020, and no later than the close of business on November 20, 2020. The notice must contain the information required by the Company’s Bylaws, and the stockholder or group and its nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of stockholder nominees in the Company’s proxy materials.

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ANNUAL REPORT AND FORM 10-K

ANNUAL REPORT AND FORM 10-K

Our Annual Report to Stockholders for 2019, including financial statements, is being furnished, simultaneously with this proxy statement, to all stockholders of record as of the close of business on March 3, 2020, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2019, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, New Jersey 08628 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

PATRICK D. DE MAYNADIER

Corporate Secretary

Ewing, New Jersey

March 20, 2020

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APPENDIX A

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHURCH & DWIGHT CO., INC.

FIRST: The name of the corporation is:

CHURCH & DWIGHT CO., INC.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is as follows:

(a) To manufacture, buy, sell, import, export, deal in and use chemicals, grocery products, food products, drugs, cleaners, detergents, water softeners, disinfectants, and consumer or industrial products of every nature and description; and

(b) To conduct any lawful business; to exercise any lawful purpose or power; and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

The foregoing clause of this Article THIRD shall be construed as purposes, objects and powers. The enumeration of specified purposes, objects and powers shall not be construed to exclude, limit or restrict in any manner, any power, right or privilege given to the Corporation by law, or to limit or restrict the meaning of the general terms or the general powers of the Corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature, not expressed, it being the intent of this Article THIRD that this Corporation shall have and may exercise all the powers now or which hereafter may be conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law.

Nothing herein contained shall be construed as giving the Corporation any rights, powers or privileges not permitted to it by law, but the occurrence within any of the foregoing clauses of any purpose, power or object prohibited by the laws of the State of Delaware or any other state, or of any territory, dependency or foreign country, in which the Corporation may carry on business, shall not invalidate any other purpose, power or object not so prohibited, by reason of its contiguity or apparent association therewith.

FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 602,500,000 shares of two classes. 600,000,000 shares shall be Common Stock at $1.00 par value per share, and 2,500,000 shares shall be Preferred Stock, at $1.00 par value per share.

(b) A holder of Common Stock shall, be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

(c) The class of Preferred Stock may be divided into and issued in one or more series as follows:

Shares of Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, fully or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed herein and in a resolution or resolutions providing for the issue of such series adopted by a two-thirds vote of the entire Board of Directors of the Corporation.

The Board of Directors of the Corporation is hereby expressly authorized, by a two-thirds vote of the entire Board, subject to the limitations provided by law, to establish and designate series of the Preferred Stock, to fix

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the number of shares constituting each series, and to fix the designations and the relative powers, rights and preferences, and the qualifications, limitations, or restrictions thereof, of the shares of each series and the variations in the relative powers, rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series.

The authority of the Board of Directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

(1) The designation of such series;

(2) The number of shares initially constituting such series;

(3) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

(4) The rate or rates and the times and conditions under which dividends on the shares of such series shall be paid, and (x) if such dividends are payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, the terms and conditions of such payment, and (y) if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

(5) Whether or not the shares or such series shall be redeemable, and, if such shares shall be redeemable, the designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, and the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount period share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

(6) The amount payable on the shares in the event of the dissolution of, or upon any distribution of the assets of, the Corporation;

(7) Whether or not the shares of such series may be convertible into, or exchangeable for, shares of any other class or series and the price or prices and the rates of exchange and the terms of any adjustments to be made in connection with such conversion or exchange;

(8) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more (or less) than one vote per share;

(9) Whether or not a purchase fund shall be provided for the shares of such series, and if such a purchase fund shall be provided, the terms and conditions thereof;

(10) Whether or not a sinking fund shall be provided for the redemption of the shares of such series, and if such a sinking fund shall be provided, the terms and conditions thereof; and

(11) Any other powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, which shall not be inconsistent with the provisions of this Article FOURTH or the limitations provided by law.

(d) No stockholder shall have any preemptive right to subscribe to any shares of stock of the Corporation of any class or series thereof, now or hereafter authorized, or any security convertible into such stock.

(e) Every reference in this Certificate of Incorporation or in the By-Laws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.

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FIFTH: (a) The number of directors of the Corporation shall not be less than three nor more than fifteen, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. Such exact number shall be 10 until otherwise determined by resolution adopted by affirmative vote of a majority of the entire Board of Directors. As used in this Certificate of Incorporation, the term “entire Board” means the total number of directors which the Corporation would have if there were no vacancies.

(b) Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, the Board of Directors shall be divided into three classes, with the term of office of one class expiring each year. For so long as there are three classes of directors, each class shall consist as nearly equal in number (as determined by the Board of Directors) as the then total number of directors constituting the entire Board permits. Notwithstanding the foregoing, subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, commencing with the 2019 annual meeting of stockholders, the directors shall be divided into two classes, with the successors of the directors whose terms expire at that meeting being elected for a one-year term expiring at the 2020 annual meeting of stockholders; commencing with the 2020 annual meeting of stockholders, there shall be a single class of directors, with the successors of the directors whose terms expire at that meeting being elected for a one-year term expiring at the 2021 annual meeting of stockholders; and commencing at the 2021 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders. For the avoidance of doubt, the directors elected at the 2018 annual meeting of stockholders will serve for a term expiring at the 2021 annual meeting of stockholders; the directors who were elected at the 2017 annual meeting of stockholders will serve for a term expiring at the 2020 annual meeting; and. the directors who were elected at the 2016 annual meeting of stockholders will serve for a term expiring at the 2019 annual meeting.

(c) Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class; provided, however, if a director’s term was scheduled at the time of its commencement to extend beyond the next succeeding annual meeting of stockholders of the Corporation, such director may be removed only for cause and only by the affirmative vote of the holders of record of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class. If any director shall be removed by the stockholders pursuant to this paragraph, the stockholders of the Corporation may, at the meeting at which such removal is effected, fill the resulting vacancy by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors. If the vacancy is not filled by the stockholders, the vacancy may be filled by the affirmative vote of two-thirds of the directors then in office, although less than a quorum. Any newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of two-thirds of the directors then in office, although less than a quorum. Any directors chosen pursuant to the provisions of this paragraph shall hold office until the next election of the class, if any, for which such director shall have been chosen and until their successors shall be elected and qualified.

(d) Notwithstanding any of the foregoing provisions of this Article FIFTH, each director shall hold office until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, or be removed in accordance with this Article.

SIXTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a) To make, alter or repeal the By-Laws of the Corporation;

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(b) To set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish such reserve.

SEVENTH: (a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

(b)(1) Right of Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this paragraph (b), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition as authorized by the Board of Directors; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director, officer, employee or agent of the Company in his or her capacity as such in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director, officer, employee or agent of the Company, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent of the Company is not entitled to be indemnified under this Section or otherwise.

(2) Right of Claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of

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any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

(4) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

EIGHTH: (a) The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

(b) No action by the stockholders of the Corporation may be taken otherwise than at the annual or special meeting of stockholders.

NINTH: (a) Except as otherwise provided in paragraph (b) of this Article NINTH, the affirmative vote of the holders of two-thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in elections of directors shall be required at a meeting of stockholders (held in accordance with the provisions of this Certificate of Incorporation and the By-Laws of the Corporation) to adopt, authorize, or approve any of the following actions:

(1) A merger or consolidation by the Corporation with any corporation, other than a merger or consolidation with a wholly-owned, direct or indirect subsidiary of the Corporation in a transaction which this Corporation is the surviving corporation and in which all stockholders of this Corporation retain the same proportional voting and equity interests in the Corporation which they had prior to the consummation of the transaction; and

(2) Any sale, lease, exchange or other disposition, other than in the ordinary course of business (in a single transaction or in a related series of transactions) to any other corporation, person or other entity of any substantial assets of the Corporation, or the voting of any shares of any direct or indirect subsidiary, by proxy, written consent or otherwise, to permit such sale, lease, or other disposition by any direct or indirect subsidiary of the Corporation. For purposes of this Article NINTH, “substantial assets” shall mean assets in excess of twenty-five percent (25%) of the value of the gross assets of the Corporation on a consolidated basis, at the time of the transaction to which this definition relates, as determined by the Board of Directors.

(b) If any action referred to above in paragraph (a) has first been approved by resolution adopted by not less than two-thirds of the directors then in office, subject to any additional approval of stockholders required under applicable law, such action may be adopted, authorized, or approved by a majority of the votes cast by holders of shares of the Corporation entitled to vote thereon.

TENTH: (a) A special meeting of stockholders may be called at any time for any purpose or purposes by the Chairman of the Board or the Chief Executive Officer, or, at the request of either of them or at the request of a majority of the directors then in office, by the Secretary of the Corporation. Subject to the applicable provisions of the By-Laws, a special meeting of stockholders shall be called by the Secretary of the Corporation at the written request of one or more stockholders of record who have continuously owned, for at least one year prior to the date of delivery of their special meeting request, shares representing in the aggregate at least twenty-five percent (25%) of the Corporation’s outstanding shares of common stock.

(b) To be properly brought before an annual meeting of stockholders, nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders at an annual meeting of stockholders must comply with the applicable provisions of the By-Laws.

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Appendix B

AMENDMENTS TO THE AMENDED AND RESTATED BYLAWS

OF

CHURCH & DWIGHT CO., INC.

Bylaw Amendment if Proposal 3 is Approved by the Stockholders at the Annual Meeting

If the stockholders approve Proposal 3 at the Annual Meeting, the Board of Directors currently intends to amend Section 4 of Article II of the Company’s Bylaws in its entirety to read as follows:

Article II, Section 4:

SECTION 4.    (a) Special Meetings of Stockholders may be called at any time for any purpose or purposes by the Chairman or the Chief Executive Officer or, at the request of either of them or at the request of a majority of directors then in office, by the Secretary (a “Management Special Meeting”).

(b) Subject to the provisions of this Section 4 and any other applicable provisions of these By-Laws, a Special Meeting of Stockholders (a “Stockholder Requested Special Meeting”) shall be called by the Secretary upon the written request (a “Stockholder Special Meeting Request”) of the holders (i) representing in the aggregate at least twenty-five percent (the “Requisite Percentage”) of the outstanding shares of common stock of the Corporation; provided that such shares have been “Owned” (as defined in Section 7(A)(iii) of Article III below) continuously by such holders for at least one year prior to the date of the Stockholder Special Meeting Request (the “One-Year Period”), and (ii) that have complied in full with the requirements set forth in this Section 4.

(c) In order for a Stockholder Requested Special Meeting to be called, the Stockholder Special Meeting Request must be signed by the record holders (or their duly authorized agents) who are entitled to cast not less than the Requisite Percentage and must be delivered to the Secretary of the Corporation. Any Stockholder Special Meeting Request shall set forth with particularity (i) the names and addresses of the Requesting Stockholder(s), as they appear on the books of the Corporation, and of any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (each a “Person”) acting in concert with any Requesting Stockholder, (ii) the class or series and number of shares of the Corporation’s capital stock owned of record and beneficially by each Requesting Stockholder and the Persons identified in clause (i) and documentary evidence that the Requisite Percentage of shares have been Owned continuously for the One-Year Period by each Requesting Stockholder, from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, (iii) a commitment to promptly notify the Corporation upon any decrease occurring between the date on which the Stockholder Special Meeting Request is delivered to the Secretary of the Corporation and the date of the Stockholder Requested Special Meeting in the number of shares Owned by such Requesting Stockholder, (iv) an acknowledgement by each Requesting Stockholder that any decrease after the date on which the Stockholder Special Meeting Request is delivered to the Secretary of the Corporation in the number of shares Owned by each Requesting Stockholder shall be deemed a revocation of the Stockholder Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied, (v) a representation that at least one Requesting Stockholder, or a qualified representative of at least one Requesting Stockholder, intends to appear to present the item of business to be brought before the Stockholder Requested Special Meeting, (vi) state the purpose or purposes of the proposed special meeting and the business to be acted on at the meeting, the reasons for conducting such business at the special meeting and the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend these By-Laws, the language of the proposed amendment), and (vii) a description of all arrangements or understandings between each Requesting Stockholder and any other Persons, including their names, in connection with the proposed business of the Special Meeting and any material interest of each Requesting Stockholder in such business. In addition, each Requesting Stockholder shall promptly provide any other information reasonably requested by the Corporation. The only business that may be conducted at the Stockholder Requested Special Meeting properly called by the Requesting Stockholders shall be the business

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proposed in the Stockholder Special Meeting Request; provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted. The Stockholder Special Meeting Request shall be delivered personally or sent by registered mail to the Secretary of the Corporation at the principal executive offices of the Corporation. If the Board of Directors determines that the Stockholder Special Meeting Request complies with the provisions of these By-Laws and that the proposal to be considered or business to be conducted is a proper subject for Stockholder action under applicable law, the Board of Directors shall call and send notice of a Stockholder Requested Special Meeting for the purpose set forth in the Stockholder Special Meeting Request in accordance with Section 5 of these By-Laws. The business transacted at any special meeting of stockholders shall be limited to the matters set forth in the notice of such meeting. The Board of Directors shall determine the place, if any, and date for such Stockholder Requested Special Meeting, which date shall be not later than 90 days following the Corporation’s receipt of a valid Stockholder Special Meeting Request from the Requisite Percentage, and the record date(s) for stockholders entitled to notice of and to vote at such Stockholder Requested Special Meeting. Subject to the foregoing sentence, the Board of Directors may postpone, recess, reschedule or cancel any previously scheduled special meeting of stockholders.

(d) Notwithstanding the foregoing provisions of this Section 4, a Stockholder Requested Special Meeting shall not be held if (i) the Stockholder Special Meeting Request does not comply with these By-Laws, (ii) the business specified in the Stockholder Special Meeting Request is not a proper subject for stockholder action under applicable law, (iii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Secretary receives the Stockholder Special Meeting Request and the Board of Directors determines that the business of such meeting includes (among any other matters properly brought before the annual or special meeting) the business specified in the Stockholder Special Meeting Request, (iv) the Stockholder Special Meeting Request is received by the Secretary during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders, (v) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of Stockholders held within 30 days prior to receipt by the Secretary of the Stockholder Special Meeting Request (and, for purposes of this clause (v), the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, the changing of the size of the Board of Directors and the filling of vacancies and/or newly created directorships), or (vi) the Stockholder Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law. If none of the Requesting Stockholders who submitted a Stockholder Special Meeting Request appears or sends a qualified representative to present the item of business submitted by the Requesting Stockholder(s) for consideration at the Stockholder Requested Special Meeting, such item of business shall not be submitted for vote of the stockholders at such Stockholder Requested Special Meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation or such Requesting Stockholder(s). Whether the Requesting Stockholders have complied with the requirements of this Section 4 and related provisions of the By-Laws shall be determined in good faith by the Board, which determination shall be exclusive and binding on the Corporation and the Stockholders of the Corporation.

(e) Any Stockholder who submitted a Special Meeting Request may revoke its written request by written revocation delivered to the Secretary at the principal executive offices of the corporation at any time prior to the Stockholder Requested Special Meeting. A Special Meeting Request shall be deemed revoked (and any meeting scheduled in response may be cancelled) if the Stockholders submitting the Special Meeting Request, and any beneficial owners on whose behalf they are acting, do not continue to “Own” (as defined in Section 7(A)(iii) of Article III below) at least the Requisite Percentage at all times between the date the Special Meeting Request is received by the Corporation and the date of the applicable Stockholder Requested Special Meeting, and the Requesting Stockholder shall promptly notify the Secretary of any decrease in ownership of shares of stock of the corporation that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written requests from the Requisite Percentage, there shall be no requirement to call or hold the Stockholder Requested Special Meeting.

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Bylaw Amendment if Proposal 5 is Approved by the Stockholders at the Annual Meeting

If the stockholders approve Proposal 5 at the Annual Meeting, the Board of Directors currently intends to amend Article II of the Company’s Bylaws by adding new Section 10 as follows:

Article II, Section 10:

SECTION 10.    (a) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) by or at the direction of the Board of Directors (or any duly authorized committee thereof), (iii) otherwise brought before the Annual Meeting by any Stockholder of the Corporation who is a Stockholder of record on the date of the giving of the notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 10, or (iv) with respect to nominations of persons for election to the Board of Directors, by an Eligible Stockholder (as defined in Section 7 of Article III of these By-laws) who complies with the requirements set forth in Section 7 of Article III of these By-laws.

(b) For nominations or other business to be properly brought before an Annual Meeting by a Stockholder under clause (iii) of paragraph (a) of this Section 10, the Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business (other than nominations of persons for election to the Board of Directors) must be a proper subject for Stockholder action under the Delaware General Corporation Law. To be timely, a Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not more than 120 days or less than 90 days prior to the first anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 40 days or delayed by more than 40 days from such anniversary date, then notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the date of the meeting is first publicly announced by the Corporation. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Such Stockholder’s notice must set forth (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the Stockholder giving the notice and the beneficial owners, if any, on whose behalf the nomination or proposal is made (A) the name and address of such Stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class or series and number of shares of stock of the Corporation which are owned (beneficially or of record) by such Stockholder and such beneficial owner, (C) a description of all agreements, arrangements or understandings between or among such Stockholder and any beneficial owner and any of their respective affiliates or associates, and any other person acting in concert with any of the foregoing (including their names), including in the case of a nomination, the nominee in connection with the proposal of such business or nomination by such Stockholder and any material interest of such Stockholder and of such beneficial owner in such business, (D) a representation that such Stockholder or its agent or

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APPENDIX B

designee intends to appear in person or by proxy at the Annual Meeting to bring such business or nomination before the meeting (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Stockholder’s notice by, or on behalf of, such Stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Stockholder or such beneficial owner, with respect to securities of the Corporation, (F) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies or votes from Stockholders in support of such proposal or nomination, and (G) any other information relating to such Stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this paragraph (b) of this Section 10 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the Stockholder has notified the Corporation of his, her or its intention to present a proposal at an Annual Meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such Annual Meeting. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

Notwithstanding anything in this Section 10 to the contrary, if the number of directors to be elected to the Board of Directors at the Annual Meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (b) of this Section 10 and there is no public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s Annual Meeting, then a Stockholder’s notice required by this Section 10 will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(c) Only such business may be conducted at a Special Meeting of Stockholders as has been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a Special Meeting of Stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or Stockholders pursuant to Section 4 of these By-laws or (ii) provided that the Board of Directors (or any duly authorized committee thereof) or Stockholders pursuant to Section 4 of the By-Laws has determined that directors shall be elected at such meeting, by any Stockholder of the Corporation who is a Stockholder of record at the time of giving the notice required by this Section 10, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10. The number of nominees a Stockholder may nominate for election at the special meeting (or in the case of a Stockholder giving the notice on behalf of a beneficial owner, the number of nominees a Stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a Special Meeting of Stockholders for the purpose of electing one or more directors to the Board of Directors, any such Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the Stockholder’s notice required by paragraph (b) of this Section 10 is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first

92	Church & Dwight Co. | 2020 Proxy Statement

APPENDIX B

made of the date of the Special Meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a Special Meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above. The proposal by Stockholders of other business to be conducted at a Special Meeting shall be made only in accordance with Section 4 of these By-Laws.

(d) Only those persons who are nominated in accordance with the procedures set forth in this Section 10, in Section 4 of this Article II or, with respect to Annual Meetings only, Section 7 of Article III will be eligible for election as directors at any meeting of Stockholders. Only business brought before the meeting in accordance with the procedures set forth in this Section 10 or in Section 4 may be conducted at a meeting of stockholders. The chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 10 and, if any proposed nomination or business is not in compliance with this Section 10, to declare that such defective nomination or proposal shall be disregarded.

(e) For purposes of this Section 10, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(f) Notwithstanding the foregoing provisions of this Section 10 or Section 4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10. Nothing in these By-Laws shall be deemed to remove any obligation of stockholders to comply with the requirements of Rule 14a-8 under the Exchange Act with respect to proposals requested to be included in the Corporation’s proxy statement pursuant to said Rule 14a-8.

(g) Notwithstanding the foregoing provisions of this Section 10, unless otherwise required by law, if the Stockholder (or a qualified representative of the Stockholder) does not appear at the Annual Meeting or Special Meeting of Stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 10, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Church & Dwight Co. | 2020 Proxy Statement	93

DIRECTIONS

CHURCH & DWIGHT CO., INC.

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey 08628 USA

(609) 806-1200

www.churchdwight.com

From North

Via the New Jersey Turnpike

Take the New Jersey Turnpike S to Exit 9.

After the toll, stay right; take Route 18 North for 1/2 mile.

From Route 18, take Route 1 South for approximately 20 miles to the I-95 S exit.

Merge onto I-95 S and proceed approximately 5 miles.

From I-95 S, take Exit 4 for New Jersey 31 towards Ewing / Pennington.

Turn left onto NJ-31 S / Route 31 S.

After approximately 1/2 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

Via US Route 1 South

Take US Route 1 S to the I-95 S exit.

Merge onto I-95 S and proceed approximately 5 miles.

From I-95 S, take Exit 4 for New Jersey 31 towards Ewing / Pennington.

Turn left onto NJ-31 S / Rte. 31 S.

After approximately 1/2 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

From South

Via Interstate 95

Take Route I-95 North towards New Jersey.

Take Exit 4 for New Jersey 31 towards Ewing / Pennington.

Turn right onto NJ-31 S / Route 31 S.

After approximately 1/4 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

Via Interstate 295

Take Route I-295 N towards Trenton.

Continue onto I-95 S.

Take Exit 4 for New Jersey 31 towards Ewing / Pennington.

Turn left onto NJ-31 S / Route 31 S.

After approximately 1/2 mile, make a right onto Charles Ewing Boulevard.

Take the first turn on the right off of Charles Ewing Boulevard.

Follow signs for Church & Dwight Visitor Parking, and enter through the main entrance to reception.

94	Church & Dwight Co. | 2020 Proxy Statement

Church & Dwight Co., Inc. Princeton South Corporate Park 500 Charles Ewing Boulevard Ewing, New Jersey 08628

CHURCH & DWIGHT CO., INC. PRINCETON SOUTH CORPORATE PARK 500 CHARLES EWING BOULEVARD EWING, NJ 08628

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E89622-P33288 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHURCH & DWIGHT CO., INC.
The Board of Directors recommends that you vote FOR the following nominees:

1.	Election of five nominees to serve as directors for a term of one year;

	Nominees:		For	Against	Abstain
	1a.	James R. Craigie	☐	☐	☐			For	Against	Abstain

	1b.	Bradley C. Irwin	☐	☐	☐

3.  Proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to give holders of 25% of Company stock that meet certain requirements the right to request a special meeting;

								☐	☐	☐
	1c.	Penry W. Price	☐	☐	☐

	1d. 1e.	Janet S. Vergis Arthur B. Winkleblack	☐ ☐	☐ ☐	☐ ☐	4. Proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to eliminate certain supermajority voting requirements to amend certain of its provisions;		☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposals:

5.  Proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to move certain advance notice requirements with respect to director nominees and other proposals submitted by stockholders to the Company’s Bylaws (such requirements to be updated);

								☐	☐	☐
2.	An advisory vote to approve compensation of our named executive officers;		☐	☐	☐

						6. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the reverse side where indicated.					☐	To act on such other business as may properly be brought before the meeting and any adjournments or postponements thereof.
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Please sign exactly as your name(s) appear(s) hereon. All holders, including joint owners, must sign below. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If the holder is a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on April 30, 2020:

The Notice of Annual Meeting, Proxy Statement and 2019 Annual Report to Stockholders

are available at www.proxyvote.com.

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E89623-P33288

CHURCH & DWIGHT CO., INC.

Annual Meeting of Stockholders - April 30, 2020

This proxy is solicited by the Board of Directors

The undersigned hereby appoints JAMES R. CRAIGIE, PATRICK D. DE MAYNADIER and BRADLEY C. IRWIN, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, April 30, 2020 at Church & Dwight Co., Inc., Princeton South Corporate Park, 500 Charles Ewing Boulevard, Ewing, NJ 08628 at 12:00 p.m., EDT, and at all adjournments or postponements thereof, subject to the directions indicated on the reverse side of this proxy card.

If you are a participant in the Church & Dwight Co., Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 p.m. Eastern Time on April 27, 2020, or for which no voting instructions are specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side